                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                      AMONG

                         NURSEFINDERS ACQUISITION CORP.,
                                as the Purchaser,

                               NURSEFINDERS, INC.,
                                 as the Company,

                                       AND

                                   PFI CORP.,
                                 as the Seller.

                          Dated as of November 15, 1997


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

                               TABLE OF CONTENTS

                                                                        Page
SECTION 1. PURCHASE AND SALE OF SHARES                                    1
  1.1. Transfer of Shares.                                                1
  1.2. Purchase Price and Closing Payment, NY Purchase Price.             1
  1.3. Delivery of Shares and NY Shares.                                  2
  1.4. Further Assurances.                                                2
SECTION 2. THE CLOSING                                                    3
SECTION 3. ADJUSTMENT OF PURCHASE PRICE                                   3
  3.1. Delivery of Estimated Working Capital Statement and
       Closing Statements.                                                3
  3.2. Closing Payment Adjustments.                                       5
SECTION 4. REPRESENTATIONS AND WARRANTIES ABOUT THE SELLER.               5
  4.1. Title to the Shares.                                               5
  4.2. Authority; Noncontravention; Consents.                             5
SECTION 5. REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY.              6
  5.1. Organization, Power, Authority and Good Standing.                  6
  5.2. Authorization, Execution and Enforceability.                       7
  5.3. Consents.                                                          7
  5.4. Capitalization.                                                    7
  5.5. Subsidiaries; Investments.                                         8
  5.6. Financial Information.                                             8
  5.7. Absence of Undisclosed Liabilities.                                9
  5.8. Absence of Changes.                                                9
  5.9. Tax Matters.                                                      10
  5.10. Title to Assets, Properties and Rights and Related Matters.      13
  5.11. Real Property--Owned or Leased.                                  13
  5.12. Intellectual Property.                                           14
  5.13. Agreements, No Defaults, Etc.                                    15
  5.14. Litigation, Etc.                                                 16
  5.15. Compliance with Laws.                                            16
  5.16. Insurance.                                                       17
  5.17. Labor Management Relations: Employees.                           17
  5.18. ERISA Compliance.                                                18
  5.19. Certain Additional Regulatory Matters.                           20

  5.20. Medicare/Medicaid Participation.                                  21
  5.21. Environmental Matters.                                            21
  5.22. Brokers.                                                          22
  5.23. Related Transactions.                                             23
  5.24. Accounts and Notes Receivable.                                    23
  5.25. [Omitted].                                                        24
  5.26. Bank Accounts; Powers of Attorney.                                24
  5.27. Suppliers and Vendors; Franchisees and Licensees.                 24
  5.28. Customers.                                                        24
  5.29. Disclosure.                                                       24
  5.30. Conflicts of Interest.                                            24
  5.31. Reimbursement Accounting                                          25
  5.32. Medicare and Medicaid Participation.                              25
  5.33. Physician Relationships.                                          26
  5.34. Other Relationships.                                              26
SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.               26
  6.1. Organization; Corporate Authority.                                 26
  6.2. Corporate Action; Authority; No Conflict.                          26
  6.3. Brokers.                                                           27
  6.4. Consents.                                                          27
  6.5. Financing.                                                         27
  6.6. Investment Intent.                                                 27
  6.7. Hart-Scott Rodino Representations.                                 27
SECTION 7. COVENANTS AND AGREEMENTS.                                      28
  7.1. Access to Records and Properties of the Company and the
       NY Subsidiary.                                                     28
  7.2. Conduct of the Company and the NY Subsidiary.                      28
  7.3. Efforts to Consummate.                                             29
  7.4. Negotiation with Others.                                           29
  7.5. Notice of Prospective Breach.                                      30
  7.6. Public Announcements.                                              30
  7.7. Cooperation Regarding Tax Filings; Section 338(h)(10) Election.    30
  7.8. [Omitted].                                                         31
  7.9. Non-Compete; Non-Solicitation.                                     31

  7.10. Employee Plans.                                                   32
  7.11. Change of Control Agreements.                                     33
  7.12. Filings.                                                          33
SECTION 8. CLOSING CONDITIONS.                                            33
  8.1. Conditions to Each Party's Obligations.                            33
  8.2. Conditions to Obligations of the Purchaser.                        34
  8.3. Conditions to Obligations of the Seller.                           36
SECTION 9. INDEMNIFICATION.                                               38
  9.1. Indemnification Generally; Etc.                                    38
  9.2. Assertion of Claims.                                               38
  9.3. Notice and Defense of Third Party Claims.                          39
  9.4. Survival of Representations and Warranties.                        40
  9.5. Limitations on Indemnification.                                    40
  9.6. Indemnity for Breach of Reimbursement Accounting
       Representations and Warranties.                                    41
  9.7. Responsibility for Taxes and Returns                               42
  9.8. Amended Returns; Certain Tax Refunds                               43
  9.9. Tax Proceedings                                                    44
  9.10. Miscellaneous Tax Matters                                         45
SECTION 10. TERMINATION; EFFECT OF TERMINATION.                           45
  10.1. Termination.                                                      45
  10.2. Effect of Termination.                                            46
SECTION 11. MISCELLANEOUS PROVISIONS.                                     46
  11.1. Amendment.                                                        46
  11.2. Entire Agreement.                                                 47
  11.3. Severability.                                                     47
  11.4. Benefits of Agreement.                                            47
  11.5. Expenses.                                                         47
  11.6. Headings.                                                         47
  11.7. Notices.                                                          48
  11.8. Counterparts.                                                     50
  11.9. Governing Law.                                                    50
  11.10. Incorporation of Exhibits and Schedules.                         50
  11.11. Independence of Covenants and Representations and Warranties.    50

                                      iii

  11.12. Interpretation; Construction.                                    51
  11.13. Remedies.                                                        51
  11.14. Waiver of Jury Trial.                                            52

         STOCK PURCHASE AGREEMENT dated as of November 15, 1997, by and among NURSEFINDERS ACQUISITION CORP., a Delaware corporation (the "Purchaser"), NURSEFINDERS, INC., a Texas corporation (the "Company"), and PFI CORP., a Delaware corporation (the "Seller").

         The Company is engaged in the business of providing health care staffing services, including without limitation home care services to individuals and health care personnel for supplemental staffing to hospitals, nursing homes and other health care institutions, through Company-operated, franchised and licensed locations (the "Business"). The Seller is the sole shareholder of the Company, owning 1,000 shares of common stock, par value $1.00 per share (the "Shares"), of the Company. The Company is the sole shareholder of NF Services, Inc., a New York corporation (the "NY Subsidiary"), owning 1,000 shares, par value $1.00 per share (the "NY Shares"). The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares and the NY Shares, on the terms and subject to the conditions contained in this Agreement. Certain capitalized terms used herein are defined on Annex I hereto.

         NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows:

         SECTION 1. PURCHASE AND SALE OF SHARES

         1.1. TRANSFER OF SHARES.

         On the terms and subject to the conditions of this Agreement, (i) at the Closing, the Seller shall sell, transfer, convey and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Shares, free and clear of all Encumbrances and (ii) at the Closing or, if later, on the first business day after approval by The New York Public Health Council of the acquisition of the NY Shares by the Purchaser (the "Second Closing Date"), which shall be no later than one year from the date hereof (unless Purchaser and Seller shall mutually agree to extend such period), the Seller shall sell, transfer, convey and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the NY Shares, free and clear of all Encumbrances.

         1.2. PURCHASE PRICE AND CLOSING PAYMENT, NY PURCHASE PRICE.

         (a) The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the Seller for the Shares shall be (i) $64,394,492, (ii) minus Outstanding Debt, and (iii) plus the amount by which the Closing Working Capital (as set forth in the Final Closing

Statement) exceeds $15,072,200 or minus the amount by which the Closing Working Capital (as set forth in the Final Closing Statement) is less than $14,972,200.

         (b) The aggregate purchase price (the "NY Purchase Price") to be paid by the Purchaser to the Seller for the NY Shares shall be $855,508.

         (c) On the Closing Date, the Purchaser shall make payment of the following amount (the "Closing Payment") by wire transfer of immediately available funds to the account of Seller specified by it at least two business days prior to Closing: (i) $64,394,492, (ii) minus Outstanding Debt, and (iii) plus the amount by which the Estimated Working Capital exceeds $15,072,200 or minus the amount by which the Estimated Working Capital is less than $14,972,200. At such time, the Purchaser shall deposit in escrow with First Union National Bank, or another Escrow Agent reasonably satisfactory to the Purchaser and the Seller (the "Escrow Agent") the NY Purchase Price to be held subject to the Second Closing Date pursuant to an escrow agreement in form and substance reasonably satisfactory to the Purchaser and the Seller. At the same time, the Seller shall deposit in escrow with the Escrow Agent the NY Shares.

         (d) On the Second Closing Date, the Purchaser and the Seller shall instruct the Escrow Agent to release the NY Purchase Price to the Seller and the NY Shares to the Purchaser.

         1.3. DELIVERY OF SHARES AND NY SHARES.

         (a) At the Closing, in consideration of the Purchaser's delivery of the Closing Payment pursuant to Section 1.2(c) hereof, (a) the Seller shall deliver to the Company a certificate or certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Purchaser good title to all of the Shares, free and clear of all Encumbrances and (b) the Company shall deliver to the Purchaser a certificate or certificates registered in the name of the Purchaser, representing all of the Shares.

         (b) On the Second Closing Date, in consideration of the Purchaser's delivery of the NY Purchase Price (via the Escrow Agent) pursuant to
Section 1.2(d) hereof, (a) the Seller shall deliver to the Company a certificate or certificates representing the NY Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Purchaser good title to all of the NY Shares, free and clear of all Encumbrances and (b) the NY Subsidiary shall deliver to the Purchaser a certificate or certificates registered in the name of the Purchaser, representing all of the NY Shares.

         1.4. FURTHER ASSURANCES.

         The Seller shall, at any time after the Closing, upon the request of the Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in the Purchaser good title to all of the Shares, free and clear of all Encumbrances.

         SECTION 2. THE CLOSING

         Except with respect to the Second Closing Date and the actions contemplated in connection therewith, the parties shall use their best efforts to ensure that the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112 on or before December 22, 1997 or such other date as shall be mutually agreeable to the parties hereto (the "Closing Date"), provided that all of the conditions set forth in Section 8 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). The transaction closed on the Closing Date is to be effective as of 11:59 p.m., New York City time, on the Closing Date (the "Effective Time").

         SECTION 3. ADJUSTMENT OF PURCHASE PRICE

         3.1. DELIVERY OF ESTIMATED WORKING CAPITAL STATEMENT AND CLOSING STATEMENTS.

         (a) The Company, in consultation with the Purchaser, shall prepare and deliver as soon as practicable and in no case less than two business days prior to the Closing Date to Purchaser and Seller the Estimated Working Capital Statement.

         (b) Immediately after the Closing the Company shall review those assets and liabilities of the Company constituting items of working capital, for the purpose of preparing a statement setting forth the Company's calculation of the Closing Working Capital and the Purchase Price (the "Proposed Closing Statement"). For purposes of this Agreement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in a manner consistent with
Schedule 2.4 and with past practices and in accordance with United States generally accepted accounting principles ("GAAP") except where GAAP would be inconsistent with the accounting principles and methodologies used in preparing the Latest Balance Sheet (in which case such accounting principles and methodologies used in preparing the Latest Balance Sheet shall be used), except that (i) no effect shall be given to the transaction contemplated in this Agreement or resulting from the consummation of the transactions contemplated herein, and (ii) the only Taxes to be included shall be those prorated as set forth in Section 9.7(b). The Seller shall have the right to audit the preparation of the Proposed Closing Statement, and shall have reasonable access to the workpapers of the accountants (subject to its execution of an appropriate indemnification agreement with such accountants) and other personnel preparing the Proposed Closing Statement. As promptly as practicable, but no later than 60 days after the Closing, the Company shall deliver the Proposed Closing Statement to the Seller.

         (c) During the 30 days immediately following receipt of the Proposed Closing Statement by the Seller, the Seller and its accountants shall be entitled to review the

Proposed Closing Statement and any working papers, trial balances and similar materials relating to the Proposed Closing Statement prepared by the Company or its accountants, and the Company shall provide the Seller and its accountants with timely access at the Company's principal offices, during normal business hours, to the Company's personnel, properties, books and records for the purpose of reviewing the Proposed Closing Statement and the preparation thereof. The Proposed Closing Statement prepared by the Company shall become the "Final Closing Statement" on the thirty-first day following receipt thereof by the Seller, unless the Seller gives written notice to the Company and the Purchaser of its objection to the Proposed Closing Statement (a "Notice of Objection") prior to such date. Any Notice of Objection shall specify in reasonable detail the nature of any objection so asserted. If a timely Notice of Objection is given by the Seller with respect to the Proposed Closing Statement, then the Proposed Closing Statement (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties as the Final Closing Statement on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Objection or (y) the date any matters in dispute are finally resolved in writing by the Accounting Firm (as defined below) (the date on which the Proposed Closing Statement so become final and binding being hereinafter referred to as the "Final Determination Date"). During the 30 days immediately following the delivery of any Notice of Objection, the Purchaser and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Objection. During such period, the Purchaser (including the Company) and the Seller shall each have access to the other party's working papers, trial balances and similar materials prepared in connection with the preparation of the Proposed Closing Statement and the Notice of Objection, as the case may be. At the end of such 30-day period, the Purchaser and the Seller shall submit to an independent "Big 5" public accounting firm (the "Accounting Firm") (which is not presently and has not in the past five years performed services for or on the behalf of the Company, the Seller or the Purchaser) for review and resolution any and all matters which remain in dispute and which were included in any Notice of Objection, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing, (B) furnished to the Purchaser and the Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with this Agreement and (D) conclusive and binding upon the Purchaser and the Seller and not subject to collateral attack for any reason. The procedure outlined in the immediately preceding sentence of this Section 3.1(c) is called the "Dispute Resolution Procedure" in this Agreement. The Proposed Closing Statement with any adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the Purchaser and the Seller on the date the Accounting Firm delivers its final resolution to the parties. In the event of a Dispute Resolution Procedure, the resolution thereof shall become the Final Closing Statement. The Accounting Firm shall be such independent Big 5 public accounting firm as shall be agreed upon the parties hereto in writing or, if the Purchaser and the Seller cannot so agree within the 30-calendar day period referred to above, by lot from among the remaining independent Big 5 public accounting firms willing to act. Each party shall pay its own costs and expenses incurred in connection with such arbitration, provided that the fees and expenses of the Accounting Firm shall be borne 50% by the Purchaser and 50% by the Seller.

         3.2. CLOSING PAYMENT ADJUSTMENTS.

         (a) Promptly upon the determination of the Final Closing Statement in accordance with Section 3.1 hereof, the following payments shall be made:

                  (i) if the Purchase Price is greater than the Closing Payment, the Purchaser shall pay to the Seller the amount by which the Purchase Price exceeds the Closing Payment; and

                  (ii) if the Purchase Price is less than the Closing Payment, the Seller shall pay to the Purchaser the amount by which the Closing Payment exceeds the Purchase Price.

         SECTION 4. REPRESENTATIONS AND WARRANTIES ABOUT THE SELLER.

         Seller represents and warrants as follows:

         4.1. TITLE TO THE SHARES.

         Seller is the lawful owner, of record and beneficially, of the Shares and, as of the Closing, will be the lawful owner, of record and beneficially, of the NY Shares, and has good and marketable title to such Shares, and, as of the Closing, will have good and marketable title to the NY Shares, in each case free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Seller is not the subject of any bankruptcy, reorganization or similar proceeding. Except for this Agreement and any agreements entered into pursuant hereto and except as set forth on Schedule 4.1, there are no agreements or understandings between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to any of the capital stock of the Company or the NY Subsidiary. Seller does not have any right whatsoever to receive or acquire any additional capital stock of the Company or the NY Subsidiary.

         4.2. AUTHORITY; NONCONTRAVENTION; CONSENTS.

         (a) Seller has the full and absolute corporate right, capacity, power and authority to enter into this Agreement and each Related Document to which Seller is or will be a party; this Agreement and each Related Document to which Seller is or will be a party has been, or upon the execution and delivery thereof will be, duly and validly executed and delivered by Seller; and this Agreement and each Related Document is, or upon the execution and delivery thereof will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by equitable principles of bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally.

         (b) Neither the execution, delivery or performance by Seller of this Agreement or the Related Documents to which Seller is or will be a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any benefit under, any term, condition or provision of any Contract to which Seller is a party, or by which Seller or its assets may be bound, except for any conflict, violation, default, termination, amendment, cancellation or acceleration that is not material, or (ii) violate any Law applicable to Seller, which conflict or violation could prevent the consummation of the transactions contemplated by this Agreement or any of the Related Documents to which Seller is or will be a party or result in an Encumbrance on or against any assets, rights or properties of Seller, or on or against any capital stock of the Company, or give rise to any claim against the Company or the Purchaser.

         (c) Except as set forth on Schedule 5.3 or otherwise contemplated by this Agreement, no Permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or the Related Documents to which Seller is or will be a party or the consummation by Seller of the transactions contemplated hereby or thereby.

         SECTION 5. REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY.

         Seller represents and warrants as follows:

         5.1. ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING.

         Each of the Company and the NY Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate and otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted. Each of the Company and the NY Subsidiary is duly qualified and in good standing to transact business as a foreign corporation in those jurisdictions set forth on Schedule 5.1, which constitute all the jurisdictions in which the character of the property owned, leased or operated by such entity or the nature of the business or activities conducted by such entity makes such qualification necessary. The Purchaser has been furnished with true, correct and complete copies of the articles of incorporation of the Company (the "Company's Charter") and the by-laws of the Company (the "Company's By-laws"), in each case as amended and in effect on the date hereof. The Purchaser has received the same documents in respect of the NY Subsidiary. Except as set forth on Schedule 5.1, each of the Company and the NY Subsidiary has (i) not, within the last three years, engaged in any business other than the Business and (ii) not used within the last three years any other trade name or assumed names.

         5.2. AUTHORIZATION, EXECUTION AND ENFORCEABILITY.

         Each of the Company and the NY Subsidiary has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Each of the Company's and the NY Subsidiary's execution and delivery of this Agreement and each Related Document to which it is or will be a party, and performance by the Company or the NY Subsidiary of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action on the part of the Company and its shareholder and the NY Subsidiary and its shareholder, and this Agreement and each Related Document to which the Company or the NY Subsidiary is or will be a party has been, or upon the execution and delivery thereof will be, duly and validly executed and delivered by the Company and the NY Subsidiary and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of the Company and the NY Subsidiary, enforceable against the Company and the NY Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by equitable principles of bankruptcy, fraudulent conveyance or insolvency laws affecting creditors' rights generally. Except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement, neither the Company's or the NY Subsidiary's execution and delivery of, and/or performance of its obligations under, this Agreement or the Related Documents to which it is or will be a party, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, or result in the creation of an Encumbrance upon any of the Company's or the NY Subsidiary's assets as a result of, any Laws applicable to the Company or the NY Subsidiary's or any of their properties or assets or (b) conflict with, or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of contingent payment, termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the NY Subsidiary, under, any provision of the Company's Charter or the Company's By-laws or any similar document in respect of the NY Subsidiary or any Contract set forth on Schedule
5.13 to which either is a party or by which either or any of either's assets or properties is or may be bound.

         5.3. CONSENTS.

         Except as set forth on Schedule 5.3, no consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity is required in connection with the execution, delivery and performance by the Company or the NY Subsidiary of this Agreement or the Related Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.

         5.4. CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 100,000 duly authorized shares of Common Stock, of which 1,000 shares of Common Stock are duly and validly issued and outstanding, fully paid and nonassessable, all of which are held of record and beneficially by the Seller. The authorized capital stock of the NY Subsidiary consists of 20,000 shares of Common Stock, of which 1,000 shares of Common Stock are duly and validly issued and outstanding, fully paid and nonassessable, all of which will be, as of the Closing, held of record and beneficially by the Seller.

         (b) There are no securities presently outstanding, and on the Closing Date or, with respect to the NY Subsidiary only, the Second Closing Date, there will not be any outstanding securities, which are convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company or the NY Subsidiary, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company or the NY Subsidiary to issue, sell, register, purchase or redeem any of its equity securities or any ownership interest or rights therein. There are no voting trusts or other agreements or understandings to which the Company or the NY Subsidiary is bound with respect to the voting of the Company's or the NY Subsidiary's capital stock. There are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding. Except as set forth on Schedule 5.4 or as otherwise contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which the Company or the NY Subsidiary, the Seller or any other Person is bound relating in any way to any shares of capital stock or other securities of the Company or the NY Subsidiary.

         (c) All securities issued by the Company and the NY Subsidiary have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or "blue sky" laws, and neither the Company nor the NY Subsidiary has violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any such securities.

         5.5. SUBSIDIARIES; INVESTMENTS.

         Except as set forth on Schedule 5.5, the Company does not own or hold, directly or indirectly, any equity interest in any Person and the Seller does not own or hold, directly or indirectly, any equity, partnership or other ownership or financial interest in any Person (other than the Company) which is engaged in any business that is substantially the same as the Business.

         5.6. FINANCIAL INFORMATION.

         (a) Schedule 5.6 attached hereto contains true, correct and complete copies of the following:

                  (i) the audited balance sheets of the Company and its Subsidiaries as of December 31, 1994, 1995 and 1996 (each an "Audited Balance Sheet Date"), and the related audited statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years then ended, including the footnotes thereto, as audited by (and together with the report of their audit) Price, Waterhouse, LLP (for 1994) and Arthur Andersen LLP (for 1995 and 1996) (all of foregoing being hereinafter collectively called the "Audited Financial Statements"); and

                  (ii) the unaudited balance sheet of the Company and its Subsidiaries as of September 28, 1997 (the "Latest Balance Sheet"; and such date being the "Latest Balance Sheet Date"), and the unaudited statements of operations and shareholders' equity of the Company and its Subsidiaries for the period then ended, including any footnotes thereto (all of the foregoing, including the Latest Balance Sheet, being hereinafter collectively referred to as the "Unaudited Financial Statements"; and the Audited Financial Statements and the Unaudited Financial Statements, collectively, the "Financial Statements").

         (b) The Financial Statements (x) fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates indicated and the results of operations of the Company and its subsidiaries for the periods indicated, (y) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments, the "GAAP" adjustments on Schedule 2.4, and the absence of any or all footnote disclosures) and (z) are in accordance with the books and records of the Company which have been maintained in a manner consistent with historical practice.

         5.7. ABSENCE OF UNDISCLOSED LIABILITIES.

         Neither the Company nor the NY Subsidiary has any Liabilities except
(x) those reflected or reserved against on the Latest Balance Sheet, (y) Liabilities under the Contracts to which it is party (excluding Liabilities resulting from any breach thereof) and (z) Liabilities incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (other than any such Liability arising from breach of contract, breach of warranty, tort, infringement, or violation of any Law or any Proceeding). There are no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) of or affecting the Company or the NY Subsidiary which are not adequately provided for or disclosed on the Latest Balance Sheet or in the notes thereto, in each case, to the extent required by GAAP. Except as set forth on
Schedule 5.7, neither the Company nor the NY Subsidiary has, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person, including without limitation any obligation for corrective or remedial action relating to Environmental, Health and Safety Laws.

         5.8. ABSENCE OF CHANGES.

         Since the Latest Balance Sheet Date, except as set forth on Schedule 5.8, the Company and the NY Subsidiary have been operated in the ordinary course, consistent with past practice, and there has not been:

         (a) any material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, general relations with employees, customers or suppliers of the Company or the NY Subsidiary (taken as a whole) or any material casualty loss or damage to the assets of the Company or the NY Subsidiary (taken as a whole), whether or not covered by insurance (a "Material Adverse Change");

         (b) except for intercompany payments in the ordinary course of business, any declaration, setting aside or payment of any distribution with respect to any shares of capital stock of the Company or the NY Subsidiary, or any direct or indirect redemption, purchase or other acquisition of any thereof, or any other payments of any nature outside the ordinary course of business to any Affiliate of the Company or the NY Subsidiary whether or not on or with respect to any shares of capital stock of the Company or the NY Subsidiary owned by such Affiliate (excluding salaries and benefits in ordinary course consistent with past practices at rates equal to those in effect on the Latest Balance Sheet Date);

         (c) any general uniform increase in the compensation of employees (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) of the Company or the NY Subsidiary, or any increase in any such compensation payable to any officer, director or key management employee;

         (d) any change in the tax or other accounting methods or practices followed by the Company or the NY Subsidiary, any change in depreciation or amortization policies or rates previously adopted or any write-up of inventory or other assets;

         (e) any material change in the manner in which products or services of the Company or the NY Subsidiary are marketed (including, without limitation, any change in prices), any material change in the manner in which the Company or the NY Subsidiary extends discounts or credit to customers or any material change in the manner or terms by which the Company or the NY Subsidiary collects its accounts receivable or otherwise deals with customers;

         (f) any failure by the Company or the NY Subsidiary to make scheduled capital expenditures or investments or any failure to pay trade accounts payable or any other Liability of the Company or the NY Subsidiary in the ordinary course consistent with past practices;

         (g) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses (a) through (f).

         5.9. TAX MATTERS.

         (a) Except as set forth on Schedule 5.9(a): (1) the Company (for purposes of Section 5.9, the term "Company" shall include both Nursefinders, Inc. and the NY Subsidiary; and (2) to the Best Knowledge of the Seller, each other Person included in any consolidated or combined Tax Return and part of an affiliated group, within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company is or has been a member ("Tax Affiliate"), for the years that it was a Tax Affiliate of the
Company:

                  (i) has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof and as of the Closing Date (including any Taxes shown due on any Tax Return);

                  (ii) has filed or caused to be filed in a timely and proper manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed; and all Tax Returns filed on behalf of the Company and each Tax Affiliate were complete and correct in all material respects;

                  (ii) has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

         (b) The Seller has previously delivered true, correct and complete copies of all Federal Tax Returns filed by or on behalf of the Company through the date hereof for the periods ending after September, 1995.

         (c) Except as set forth in Schedule 5.9(c):

                  (i) since September 1995, neither the Company nor to the Best Knowledge of the Seller any Tax Affiliate (for the years that it was a Tax Affiliate of the Company) has been notified by the Internal Revenue Service or any other taxing authority since December 31, 1995 that any issues have been raised (and no such issues are currently pending) by the Internal Revenue Service or to the Best Knowledge of the Seller any other taxing authority in connection with any Tax Return filed by or on behalf of the Company or to the Best Knowledge of the Seller any Tax Affiliate; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or to the Best Knowledge of the Seller any Tax Affiliate (for the years that it was a Tax Affiliate of the Company); no Tax liens have been filed against the Company or any Tax Affiliate (for the years that it was a Tax Affiliate of the Company); no unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against the Company or to the Best Knowledge of the Seller any Tax Affiliate (for the years that it was a Tax Affiliate of the Company);

                  (ii) full and adequate provision (at assumed tax rates) has been made (A) on the Latest Balance Sheet, and the books and records of the Company for all deferred Taxes not yet due and payable by the Company as if it were a stand-alone Company for all periods on or prior to the Latest Balance Sheet Date, and (B) on the books and records of the Company for all deferred Taxes payable by the Company as if it were a stand-alone Company for all periods beginning on or after the Latest Balance Sheet Date;

                  (iii) the Company has not incurred any Liability for Taxes from and after the Latest Balance Sheet Date other than Taxes incurred in the ordinary course of business and consistent with past practices;

                  (iv) the Company has not (A) made an election (or had an election made on its behalf by another person) to be treated as a "consenting corporation" under Section 341(f) of the Code or (B) been a "personal holding company" within the meaning of Section 542 of the Code;

                  (v) the Company has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees);

                  (vi) since October 1, 1995, the Company has not been a party to any Tax sharing agreement with any Person;

                  (vii) the Company has not incurred any Liability to make or possibly make any payments either alone or in conjunction with any other payments that:

                           (A) shall be non-deductible under, or would otherwise
                  constitute a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); or

                           (B) are or may be subject to the imposition of an
                  excise Tax under Section 4999 of the Code;

                  (viii) the Company has not agreed to (nor has any other person agreed to on its behalf) and is not required to make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of the Company;

                  (ix) no claim has been made within the last three years by any taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

                  (x) the consummation of the transactions hereunder will not trigger the realization or recognition of intercompany gain or income to the Company under the Federal consolidated return regulations with respect to Federal, state, or local taxes;

                  (xi) and the Seller is not a foreign Person within the meaning of ss. 1.1445-2(b) of the rules and regulations promulgated under
         Section 1445 of the Code, and the Purchaser has been furnished with a true and accurate certificate of the Company so stating which complies in all respects with ss. 1.1445-2(b)(1) of such rules and regulations.

                  (xii) with respect to that certain Income Tax Sharing Agreement ("Tax-Sharing Agreement"), dated as of September 29, 1995, by and among, Adia Services Inc., a Delaware corporation, Adia Services, Inc., a California corporation

         (these corporations are referred to both individually and collectively as the "Adia Group"), and Personnel Group of America, Inc., a Delaware corporation ("PGA"):

                           (A) no claim for indemnification pursuant to the
                  terms of the Tax-Sharing Agreement has been made by either the Adia Group or PGA;

                           (B) no request for information has been made by
                  either the Adia Group or PGA from each other or from the Company pursuant to the terms of the Tax Sharing Agreement or with respect to any matters in connection therewith; and

                           (C) the Company does not currently have and will not
                  hereafter incur any liability under the terms of the Tax Sharing Agreement; and

                  (xiii) on the Closing Date, the Company shall be a member of the consolidated group of which the Seller is a member for purposes of
         Section 338(h)(10)(A)(i) of the Code.

         5.10. TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

         The Company and the NY Subsidiary have good and marketable title to all of the assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable to the extent collected subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth on Schedule 5.10 and Permitted Encumbrances. Such assets comprise all of the assets necessary or required for the conduct of the Business as currently conducted to date. Such assets are in good operating condition and repair (normal wear and tear excepted), and are not subject to any condition which materially interferes with the economic value or use thereof. With respect to any leased assets, such assets are in such condition as to permit the surrender thereof by the Company or the NY Subsidiary to the lessors thereunder on the date hereof without any cost or expense for repair or restoration if the terms of the related leases expired on the date hereof in the ordinary course of business.


         5.11. REAL PROPERTY--OWNED OR LEASED.

         (a) Neither the Company nor the NY Subsidiary owns any real property.
Schedule 5.11(a) contains a list by address of all of the real property leased by the Company or the NY Subsidiary subject to one or more leases (the "Leased Property"), including the names of the lessor and the lessee. The Leased Property constitutes all real property used or occupied by the Company or the NY Subsidiary in connection with the Business.

         (b) With respect to the Leased Property, except as set forth on
Schedule 5.11(b): (i) to the Best Knowledge of the Seller, no portion thereof is subject to any pending condemnation Proceeding or Proceeding by any Governmental Entity and there is no threatened condemnation or Proceeding with respect thereto; (ii) the physical condition of the Leased Property is sufficient to permit the continued conduct of the Business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course; (iii) the Company or the NY Subsidiary is the owner and holder of all the leasehold estates purported to be granted by such leases; (iv) there are no Contracts, written or oral, to which the Company or the NY Subsidiary or any Affiliate thereof is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Leased Property; (v) there are no parties (other than the Company or their lessees disclosed pursuant to clause
(iv) above) in possession of the Leased Property; and (vi) no notice of any increase in the assessed valuation of the Leased Property and no notice of any contemplated special assessment has been received by the Company and to the Best Knowledge of the Seller, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Leased Property.

         5.12. INTELLECTUAL PROPERTY.

         (a) Except in each case as set forth on Schedule 5.12(a):

                  (i) the Company owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of (excluding readily available off-the-shelf software), all Intellectual Property Rights (including the name "Nursefinders") purported to be owned by the Company and necessary or required for the conduct of the Business (collectively, the "Owned Requisite Rights"). The Company has the right to use all other Intellectual Property Rights used by it, for which the Company has a valid license, all of which (other than readily-available off-the-shelf software) are listed on Schedule 5.12(a) (collectively, the "Licensed Requisite Rights"; and, together with the Owned Requisite Rights, the "Requisite Rights"). The Company's rights to use, sell, license, dispose of and bring actions are exclusive with respect to the Owned Requisite Rights;

                  (ii) the Company has taken reasonable and practicable steps designed to safeguard and maintain (i) the secrecy and confidentiality of confidential or proprietary information and (ii) the proprietary rights of the Company in all of its Owned Requisite Rights;


                  (iii) the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of any Person or committed any acts of unfair competition, and the Company has not received from any Person in the past three years any notice, charge, complaint, claim or assertion thereof; and

                  (iv) the Company has not sent to any Person or otherwise communicated to any Person, in the past three years, any notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any Intellectual Property Rights of the Company by such other Person or any acts of unfair competition by such other Person, nor to the Best Knowledge of the Seller, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

         (b) Schedule 5.12(b) contains a true and complete list of all applications, filings and other formal actions made or taken pursuant to any Laws by the Company to perfect or protect its interest in its Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, servicemarks and servicemark applications, copyrights and copyright applications.

         5.13. AGREEMENTS, NO DEFAULTS, ETC.

         (a) Schedule 5.13 contains a true and complete list of all written or oral Contracts to which the Company or the NY Subsidiary is a party (incorporating by reference all Contracts disclosed on Schedule 5.4, the leases set forth on Schedule 5.11(a), the insurance policies set forth on Schedule 5.16, and the Employee Plans and Contracts set forth on Schedule 5.21) and (x) which were entered into or made outside the ordinary course of business, or (y) which were entered into or made in the ordinary course of business and are described in clauses (i) through (xiii) of this Section 5.13. Except as set forth on Schedule 5.13, neither the Company nor the NY Subsidiary is a party to any of the following, whether written or oral: (i) distributorship, dealer, sales, advertising, agency, manufacturer's representative or other Contract providing for the payment of a commission; (ii) Contract for the employment of any officer, employee or consultant or any other type of Contract or understanding with any officer, employee or consultant, including any agreement or understanding relating to severance payments; (iii) indenture, mortgage, promissory note, loan agreement, pledge agreement, conditional sale, guarantee or other Contract for the borrowing of money, for a line of credit or for a Capital Lease; (iv) Contract for charitable contributions in excess of $10,000 individually or $50,000 in the aggregate; (v) Contract for capital expenditures in excess of $50,000 individually or $100,000 in the aggregate; (vi) agreement or arrangement for the sale of any assets, properties or rights other than the sale of services or products in the ordinary course of business at normal profit margins; (vii) lease or other agreement pursuant to which it is a lessee of or holds or operates any machinery, equipment, motor vehicles, office furniture, fixtures, products, merchandise or other personal property owned by any other Person on an annual basis in excess of $50,000 individually or $250,000 in the aggregate; (viii) Contract with respect to the lending or investing of funds;
(ix) Contract with respect to any form of intangible property, including any Intellectual Property Rights or Confidential or Proprietary Information, other than licenses for off-the-shelf software; (x) Contract which restricts the Company or the NY Subsidiary from engaging in any aspect of the Business or any other business anywhere in the world; (xi) Contract or group of related Contracts with the same Person (excluding purchase orders entered into in the ordinary course of business which are to be completed within three months of entering into such purchase orders) for the purchase or sale of products or services under which the undelivered balance thereof (including the aggregate undelivered balance under any such Contracts between the same Person and the Company or the NY Subsidiary) has a selling price in excess of $100,000; (xii) agreement for the acquisition or disposition of a Person or a division of a Person made within the preceding three years (whether or not such acquisition or disposition was consummated); and (xiii) any other Contract material to the Business, including all Franchise Agreements and License Agreements and all financing agreements related thereto.

         (b) All Contracts listed or items referred to on Schedule 5.13 are in full force and effect, and, to the Best Knowledge of the Seller, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. The Company or the NY Subsidiary, as the case may be, has in all material respects performed all of the obligations required under the Contracts to be performed by it to date, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Company or the NY Subsidiary, as the case may be, or to the Best Knowledge of the Seller, any other party to any of the foregoing of their respective obligations thereunder. The Purchaser has been provided access to true, complete and correct copies of all written items listed on Schedule 5.13 and Schedule 5.13 contains complete descriptions of all oral items listed on
Schedule 5.13.

         (c) Except as disclosed on Schedule 5.13, there are no existing Franchise Agreements or License Agreements.

         5.14. LITIGATION, ETC.

         (a) Except as disclosed on Schedule 5.14(a), there are no (i) Proceedings pending or, to the Best Knowledge of the Seller, threatened against the Company or the NY Subsidiary, whether at law or in equity, whether civil or criminal in nature, or (ii) Orders of any Governmental Entity or arbitrator with respect to, involving or against the Company.

         (b) Schedule 5.14(b) lists each matter described in Section 5.14(a) that was in existence within the last three years that resulted in any criminal sanctions or payments in excess of $500,000 by the Company or the NY Subsidiary (whether as a result of a judgment, civil fine, settlement or otherwise).

         5.15. COMPLIANCE WITH LAWS.

         Each of the Company and the NY Subsidiary (a) except as set forth on
Schedule 5.15, has complied in all material respects with, and is in compliance in all material respects with, all Laws, Orders and Permits applicable to it and the Business and (b) has all Permits (other than local business Permits or licenses containing no change of control provision) used or necessary in the conduct of its Business. All of such Permits are listed on Schedule 5.15, are in full force and effect, no violations with respect to any thereof have occurred or are or have been recorded, no Proceeding is pending or, to the Best Knowledge of the Seller, threatened to revoke or limit any thereof. Other than routine investigations or surveys related to compliance with Medicare regulations the results of which would not have a material adverse effect on the Business, no investigation or review by any Governmental Entity with respect to the Company or the NY Subsidiary is pending or, to the Best Knowledge of the Seller, threatened, nor has any Governmental Entity notified the Company or the NY Subsidiary of its intention to conduct the same. Each such Medicare survey or investigation pending as of the date hereof is set forth on

Schedule 5.15. To the Best Knowledge of the Seller, there is no proposed change in any applicable Law which would require the Company or the NY Subsidiary to obtain any Permits not set forth on Schedule 5.15 in order to conduct the Business as presently conducted. To the Best Knowledge of the Seller, neither the Company nor the NY Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to its business, financial condition, operations, property or affairs.

         5.16. INSURANCE.

         (a) Schedule 5.16(a) contains a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and other forms of insurance held by the Company or the NY Subsidiary and/or the Seller or PGA for the benefit of the Company or the NY Subsidiary (specifying the insurer, amount of coverage, type of insurance and policy number). The Company, PGA and/or the Seller have maintained such insurance coverage at all times since October 1, 1997, and, except as set forth on Schedule 5.16(a), such insurance coverage has been maintained on an occurrence (as opposed to a claims made) basis.

         (b) Except as set forth on Schedule 5.16(b), with respect to each policy of insurance listed on Schedule 5.16(a): (i) all premiums with respect thereto are currently paid and are not subject to adjustment, and neither the Seller nor the Company nor the NY Subsidiary is in default in any respect with respect to its obligations under such policy, and no basis exists that would give any insurer under any such policy the right to cancel or unilaterally reduce or limit the stated coverages contained in such policy; and (ii) neither the Company nor the NY Subsidiary has received any notice that such policy has been or shall be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or the premium on such policy shall be materially increased on the renewal thereof.

         5.17. LABOR MANAGEMENT RELATIONS: EMPLOYEES.

         (a) Schedule 5.17 sets forth a list of all directors, officers and key management employees of the Company and the NY Subsidiary as of the date hereof, together with their respective titles (if any), their current compensation (including salary, wages, current bonus plans and commissions) and the respective dates on which they commenced employment. To the extent any such employee is on a leave of absence, Schedule 5.17 indicates the nature of such leave of absence and such employee's anticipated date of return to active employment. To the Best Knowledge of the Seller, none of the key management employees listed on Schedule 5.17 has any plans or intends to terminate his or her employment or engagement with the Company or the NY Subsidiary and no former key management employee has left the service of the Company or the NY Subsidiary within the last 6 months. Schedule 5.17 does not set forth information regarding present directors and officers of the Company or the NY Subsidiary who will not be directors and/or officers of the Company or the NY Subsidiary immediately after the Closing.

         (b)(i) There is no labor strike, dispute or grievance, slowdown or stoppage actually pending or, to the Best Knowledge of the Seller, threatened against or involving the Company or the NY Subsidiary; and (ii) neither the Company nor the NY Subsidiary is a party to or bound by any collective bargaining agreement, union contract or singular agreement and no such agreement is currently being negotiated by the Company or the NY Subsidiary and no labor union has taken any action with respect to organizing employees of the Company or the NY Subsidiary and no representation question exists with respect to any such employees.

         5.18. ERISA COMPLIANCE.

         (a) Schedule 5.18(a) contains a true, complete and correct list of all Employee Benefit Plans (as hereinafter defined) (collectively, the "Company Employee Plans") (i) that cover any employees, contract employees or former employees of the Company or the NY Subsidiary or any spouses, family members or beneficiaries thereof (A) that are maintained, sponsored or contributed to by the Company or the NY Subsidiary or (B) with respect to which the Company or the NY Subsidiary is obligated to contribute or has any actual or potential Liability, or (ii) with respect to which the Company or the NY Subsidiary has any actual or potential liability or obligation on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate (as defined below) of the Company or the NY Subsidiary.

         (b) Administration and Compliance. Except as set forth on Schedule 5.18(b), with respect to each Company Employee Plan (references to the Company in this clause (b) are intended to include the NY Subsidiary where applicable):

                  (i) such Company Employee Plan has been established, maintained, operated and administered in accordance with its terms and in compliance in all material respects with ERISA, the Code, and other applicable Laws (including with respect to reporting and disclosure);

                  (ii) all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof have been made or properly accrued on the Latest Balance Sheet, or with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the Company and all amounts withheld from employees have been timely deposited into the appropriate trust or account;


                  (iii) there is no unfunded actual Liability relating to such Company Employee Plan which is not reflected on the Latest Balance Sheet, or with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of the Company;

                  (iv) neither the Company nor any of its ERISA Affiliates, nor any other "disqualified person" or "party in interest" (as such terms are defined in

         Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to such Company Employee Plan, has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Company or its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code of Section 502(i), (j) or (l) of ERISA;

                  (v) no Proceedings (other than routine claims for benefits) are pending or, to the Best Knowledge of the Seller, threatened against or relating to any Company Employee Plan or any fiduciary thereof, and there is, to the Best Knowledge of the Seller, no basis for any such Proceeding against any Company Employee Plan;

                  (vi) such Company Employee Plan, if intended to be "qualified", within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from Tax under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to adversely affect such qualification or exemption;

                  (vii) except as may be required under Laws of general application, such Company Employee Plan does not obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits;

                  (viii) if such Company Employee Plan is a "group health plan" within the meaning of Section 5000 of the Code, such Company Employee Plan has been maintained in all material respects in compliance with
         Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred; and

                  (ix) neither the Company nor any ERISA Affiliate thereof is or has ever maintained or been obligated to contribute to a Multiemployer Plan (as defined in Section 3(37) of ERISA), a Multiple Employer Plan (as defined in Section 413 of the Code) or a Defined Benefit Pension Plan (as defined in Section 3(35) of ERISA);

         (c) The Purchaser has been provided with true and complete copies, to the extent applicable, of all documents pursuant to which such Company Employee Plan is maintained and administered, the two most recent annual reports (Form 5500 and attachments) and financial statements therefor, all governmental rulings, determinations, and opinions (and pending requests therefor), and, if such Company Employee Plan provides post-employment or post-retirement health and life insurance, accident or other "welfare-type" benefits, the most recent valuation of the present and future obligations under such Company Employee Plan; and the foregoing documents accurately reflect all of the terms of such Company Employee Plan (including, without limitation, any agreement or provision which would limit the ability of the Company to make any prospective amendments or terminate such Company Employee Plan).

         5.19. CERTAIN ADDITIONAL REGULATORY MATTERS.

         None of the Company, any Affiliate of the Company, or the officers, directors, or employees or agents of any of the Company or any Affiliate, and, to the Best Knowledge of the Seller, none of the Persons who provide professional services under agreements with any of the Company or any Affiliate as agents of such entities have engaged in any activities on behalf of the Company or its Affiliates which constitute violations of, or are cause for imposition of civil penalties upon the Company or the NY Subsidiary or mandatory or permissive exclusion of the Company from Medicare or Medicaid, under ss.ss. 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which constitute material violations of or material deficiencies under the standards of any private accrediting organization from which the Company or the NY Subsidiary seeks accreditation, including the following activities:

         (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

         (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program or Federal Health Care Program that is (i) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the Person presenting knows or should know that the claim is false or fraudulent;

         (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

         (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or
(ii) information
required to be provided under (S) 1124(A) of the Social Security Act ("SSA") (42 U.S.C. (S) 1320a-3).

         5.20. MEDICARE/MEDICAID PARTICIPATION.

         Neither the Company nor the NY Subsidiary nor any existing officers or directors (as defined in 42 C.F.R. (s) 1001.1001(a)(2)) of the Company or the NY Subsidiary or managing employee (as defined in SSA (S) 1126(b) or any regulations promulgated thereunder) of the Company or the NY Subsidiary: (1) has had a civil monetary penalty assessed against it under (S) 1128A of the SSA or any regulations promulgated thereunder; (2) has been excluded from participation under the Medicare program or a state health care program as defined in SSA (S) 1128(h) or any regulations promulgated thereunder ("State Health Care Program") or a federal health care program as defined in SSA (S) 1128B(f) ("Federal Health Care Program"); or (3) has been convicted (as that term is defined in 42 C.F.R.
(S) 1001.2) of any of the following categories of offenses as described in SSA
(S) 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder:

         (a) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

         (b) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service;

         (c) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

         (d) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described in (a) through (c) above; or

         (e) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

         5.21. ENVIRONMENTAL MATTERS.

         (a) Neither the Company nor the NY Subsidiary has received any written or oral notice, report or other information (i) regarding any actual or alleged violation of any Environmental, Health and Safety Laws, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Business or any of its past owned or leased properties or operations or (ii) that the Company or the NY Subsidiary is potentially responsible under any Environmental, Health and Safety Laws for response costs, corrective action or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location.

         (b) Schedule 5.21(b) sets forth a complete and accurate list of all properties and facilities previously owned by the Company or the NY Subsidiary or any predecessor of the Company or the NY Subsidiary at any time during the last three years (the "Previously Owned Properties", and together with the Leased Properties, the "Covered Properties"). To the Best Knowledge of the Seller, except as set forth on Schedule 5.21(b), there are no hazardous waste treatment, storage or disposal facilities, as those terms are defined under the Environmental, Health and Safety Laws, located at any of the Leased Properties. During the period in which the Company or the NY Subsidiary owned the Previously Owned Properties, there were no hazardous waste treatment, storage or disposal facilities located at the Previously Owned Properties. To the Best Knowledge of the Seller, neither is there now, nor has there ever been, any asbestos-containing material in any form or condition, underground storage tanks, above-ground storage tanks, landfill, waste pile, surface impoundment, or article or equipment containing polychemical biphenyls on or at any of the Leased Properties. During the period of the Company's or the NY Subsidiary's ownership of the Previously Owned Properties there was no asbestos-containing material in any form or condition, underground storage tanks, above-ground storage tanks, landfill, waste pile, surface impoundment, or article or equipment containing polychemical biphenyls on or at any of the Previously Owned Properties.

         (c) Neither the Company nor the NY Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any property (and no such property is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to Liabilities pursuant to any Environmental, Health and Safety Laws, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations pursuant to any Environmental, Health and Safety Laws.

         (d) No facts, events or conditions relating to the past or present operations of the Company or the NY Subsidiary on the Covered Properties will prevent continued compliance by the Business with any Environmental, Health and Safety Laws, or give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental, Health and Safety Laws, including, without limitation, any relating to on-site or off-site releases or threatened releases of materials, substances or wastes, personal injury, property damage or natural resources damage.

         (e) To the Best Knowledge of the Seller, the Company and the NY Subsidiary has provided the Purchaser with correct and complete copies of all reports and studies within the possession or control of the Company or the NY Subsidiary with respect to past or present environmental conditions or events at any of the Covered Properties and, to the Best Knowledge of the Seller, there are no other environmental reports or studies with respect thereto.

         5.22. BROKERS.

         Except for Goldsmith, Agio, Helms and Company, whose fees and expenses will be paid by the Seller, neither the Seller nor the Company or the NY Subsidiary has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         5.23. RELATED TRANSACTIONS.

         Except as set forth on Schedule 5.23 or 5.13, and except for compensation to bona-fide directors and employees of the Company or the NY Subsidiary for services rendered in the ordinary course of business, no current or former Affiliate of the Company or the NY Subsidiary or any "associate" (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) thereof, is now (i) party to any transaction or Contract with the Company or the NY Subsidiary (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such Affiliate or Associate), or (ii) to the Best Knowledge of Seller, the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company or the NY Subsidiary (other than non-affiliated holdings in publicly held companies). Except as set forth on Schedule 5.23, neither the Company nor the NY Subsidiary is a guarantor or otherwise liable for any actual or potential Liability of its Affiliates and their associates. Except as set forth on Schedule 5.23, neither the Company nor the NY Subsidiary (x) owns or operates any vehicles, boats, aircrafts, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (y) owns or pays for any social club memberships, whether or not for the benefit of the Company or the NY Subsidiary and/or their executives.

         5.24. ACCOUNTS AND NOTES RECEIVABLE.

         Except as set forth on Schedule 5.24, all the accounts receivable and notes receivable owing to the Company or the NY Subsidiary as of the date hereof constitute, and as of the Closing shall constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and, except to the extent reflected in reserves on the consolidated books of the Company, there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 5.24, there is
(i) no account debtor or note debtor that is delinquent for a period in excess of 120 days for payments in excess of $50,000 in the aggregate, and all such delinquencies (for a period in excess of 120 days) for all account and note debtors do not exceed $4,500,000) in the aggregate (ii) no account debtor or note debtor that has refused or, to the Best Knowledge of the Seller, threatened to refuse to pay its obligations to the Company or the NY Subsidiary for any reason, or has otherwise made a claim of set-off or similar claim (other than in amounts not in excess of $50,000 per account debtor or $100,000 in the aggregate), and (iii) to the Best Knowledge of the Seller, no account debtor or note debtor that owes the Company or the NY Subsidiary amounts in excess of $50,000 in the aggregate that is insolvent or bankrupt.

         5.25. [OMITTED].

         5.26. BANK ACCOUNTS; POWERS OF ATTORNEY.

         Schedule 5.26 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company or the NY Subsidiary and a summary of the terms thereof (excluding ministerial powers of attorney granted to representatives of the Company or the NY Subsidiary which are terminable at will).

         5.27. SUPPLIERS AND VENDORS; FRANCHISEES AND LICENSEES.

         Except in the ordinary course of business, no material supplier or vendor of the Company or the NY Subsidiary, nor any franchisee or licensee of the Company or the NY Subsidiary, has (i) canceled or otherwise terminated, or, to the Best Knowledge of the Seller, threatened to cancel or otherwise terminate, its relationship with the Company or the NY Subsidiary or has decreased, limited or otherwise adversely modified, or (ii) threatened to decrease, limit or otherwise adversely modify, the services, supplies or materials it provides to the Company, and the transactions proposed to be consummated pursuant to this Agreement and the Related Documents, to the Best Knowledge of the Seller, shall not affect the relationship of the Company or the NY Subsidiary to any supplier, vendor, franchisee or licensee.

         5.28. CUSTOMERS.

         No customers to which more than $5,000,000 in the aggregate of the Company's annual sales for the year ending September 28, 1997 are attributable have notified the Company that they intend to, or, to the Best Knowledge of the Seller, have threatened to, terminate or materially curtail their relationship and dealings with the Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

         5.29. DISCLOSURE.

         This Agreement, including the schedules, attachments or exhibits hereto, does not contain any untrue statement of a material fact.

         5.30. CONFLICTS OF INTEREST.

         None of the Seller, the Company, the NY Subsidiary nor any officer, employee, agent or other Person acting on behalf of the Company or the NY Subsidiary has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the business of the Company or the NY Subsidiary (or assist in connection with any actual or proposed transaction) that (i) might subject the Company or the NY Subsidiary to any damage or penalty in any Proceeding, (ii) if not given in the past, would have resulted in a Material Adverse Change to the Company and NY Subsidiary (taken as a whole) or
(iii) if not continued in the future, could reasonably be expected to result in a Material Adverse Change. There is not now, and there has never been, any employment by the Company or the NY Subsidiary of, or, to the Best Knowledge of the Seller, beneficial ownership in the Company or the NY Subsidiary by, any governmental or political official in any jurisdiction in which the Company or the NY Subsidiary has conducted or proposes to conduct business.

         5.31. REIMBURSEMENT ACCOUNTING

         (a) The Company is entitled to be and has been treated as a "chain" organization for Medicare reimbursement purposes, and has been treated consistently on that basis for the last five fiscal years.

         (b) Except as set forth on Schedule 5.31(b), neither the Company's home office cost report nor the cost reports for any of its individual branches for the last five fiscal years includes any costs which are not allowable in accordance with the SSA, regulations thereunder, Provider Reimbursement Manual, and other program instructions.

         (c) For each of the last five fiscal years, the Company has directly allocated certain home office costs to chain components and allocated certain other costs to chain components on a functional basis within the meaning of Provider Reimbursement Manual Section 2150.3B. and C. Such allocations comply with the SSA, regulations thereunder, Provider Reimbursement Manual and other program instructions. For each of the last five fiscal years, the Company has accurately created and maintained records sufficient to support such allocations, as required by the SSA, 42 C.F.R. ss. 413.20 and .24, and Provider Reimbursement manual ss.ss. 2304 and 2304.1.

         (d) Prior to its cost report for fiscal year 1995, the Company's home office and individual branch office Medicare intermediaries accepted the Company's direct and functional allocations of costs except to the extent disclosed by adjustments shown on the notice of program reimbursement statements for each provider office and the home office.

         (e) To the Best Knowledge of the Seller, except as disclosed on
Schedule 5.31(e), no Medicare intermediary has reopened or plans to reopen any cost report in respect of which a final notice of program reimbursement has already been received.

         5.32. MEDICARE AND MEDICAID PARTICIPATION.

         (a) The Company and each Subsidiary that bills the Medicare program with respect to a billing location is a "home health agency" within the meaning of SSA sec. 1861(o) for such location and is in compliance with the conditions of participation imposed by the SSA and the Secretary of Health and Human Services. Each of the Company (or Subsidiary, as the case may be) has a Medicare provider agreement and a Medicare provider number in force covering each agency at which the Company (or Subsidiary, as the case may be) accepts Medicare patients.

         (b) Each of the Company and the NY Subsidiary or a Subsidiary thereof has a Medicaid provider agreement and Medicaid provider number in force in each state in which the Company (or Subsidiary, as the case may be) bills the Medicaid program.

         5.33. PHYSICIAN RELATIONSHIPS.

         Except as disclosed on Schedule 5.33, neither the Company nor any Subsidiary has any "financial relationship" with any "referring physician" or an immediate family member of such physician, within those terms' meanings under 42 U.S.C sec. 1395nn.

         5.34. OTHER RELATIONSHIPS.

         Neither the Company nor any Subsidiary has any lease, services agreement or other arrangement with any hospital, physician or any other entity that violates SSA sec. 1128B(b).

         SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants as of the date hereof and as of the Closing Date as follows:

         6.1. ORGANIZATION; CORPORATE AUTHORITY.

         The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority (corporate or otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Seller has been furnished with true, correct and complete copies of the certificate of incorporation (the "Purchaser's Charter") and by-laws (the "Purchaser's By-laws"), of Purchaser in each case as amended and in effect on the date hereof.

         6.2. CORPORATE ACTION; AUTHORITY; NO CONFLICT.

         Purchaser has all requisite power and authority (corporate and otherwise) to execute, deliver and perform its obligations under this Agreement and each Related Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Related Document to which it is or will be a party, and performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Purchaser and its shareholders. This Agreement and each Related Document to which it is or will be a party has been or upon the execution thereof will be, duly and validly executed and delivered by Purchaser, and constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms. Neither

Purchaser's execution and delivery of, and/or performance of its obligations under, this Agreement and each Related Document to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby shall (i) conflict with or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the assets or properties of Purchaser under provision of Purchaser's Charter or Purchaser's By-laws or any Contract to which Purchaser is a party or by which it or any of its assets or properties is or may be bound or (ii) violate, or result in the creation of an Encumbrance upon any of Purchaser's assets as a result of, any Law's applicable to Purchaser or any of its properties or assets.

         6.3. BROKERS.

         Purchaser has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         6.4. CONSENTS.

         No consent, approval, Order or authorization of, or registration, declaration or filing with or notification to, any Governmental Entity or any third party is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Related Documents to which Purchaser is or will be a party or the consummation of the transactions contemplated hereby or thereby.

         6.5. FINANCING.

         The Purchaser is seeking approximately $50 million of debt financing (the "Financing") necessary to finance the transactions contemplated hereby through the assistance of CIBC, Inc. and CIBC Woody Gundy Securities Corp. (collectively, the "Underwriters"). As of the date hereof, the Purchaser has not been notified by the Underwriters that such debt financing cannot be raised.

         6.6. INVESTMENT INTENT.

         The Purchaser is acquiring the Shares for its account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         6.7. HART-SCOTT RODINO REPRESENTATIONS.

         (a) At Closing, Purchaser shall be an "ultimate parent entity," as defined by 16 C.F.R. ss. 801.1.

         (b) Purchaser does not have a regularly prepared balance sheet. Purchaser does not as of the date hereof, and will not as of the Closing Date, have assets (other than assets used as consideration for the Shares or to pay expenses associated with the transactions contemplated hereby or cash) with a value greater than $10,000,000.

         SECTION 7. COVENANTS AND AGREEMENTS.

         7.1. ACCESS TO RECORDS AND PROPERTIES OF THE COMPANY AND THE NY SUBSIDIARY.

         (a) From and after the date hereof until the Closing (or the Second Closing Date with respect to the NY Subsidiary), provided that there is no unreasonable disruption to the Business in connection therewith, the Seller shall cause the Company and the NY Subsidiary to afford, (i) to the Purchaser, its potential lenders and other financing sources and their respective authorized representatives, including accountants, free and full access at all reasonable times during normal business hours and after reasonable prior notice to the assets, business, facilities, properties, books, records (including tax returns filed and in preparation), customers, consultants, and key employees of or relating to the Company and the NY Subsidiary in order that the Purchaser has full opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and the NY Subsidiary, and the Company and the NY Subsidiary and the Seller shall cooperate fully in connection therewith, and (ii) to the respective independent certified public accountants of the Purchaser, free and full access at all reasonable times during normal business hours and after reasonable prior notice to the records of the independent certified public accountants of the Company or the NY Subsidiary relating to the Company. The investigation contemplated by this Section 7.1 shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties or the indemnification obligations of the Seller contained in this Agreement.

         (b) The Purchaser further agrees not to contact or attempt to contact any clients of the Seller, the Company or any of the Company's subsidiaries, any of their franchisees or licensees, or any of their employees or affiliates, without first notifying the Seller and permitting the Seller to participate in such contacts.

         7.2. CONDUCT OF THE COMPANY AND THE NY SUBSIDIARY.

         Except as set forth on Schedule 7.2 and except as may be provided for pursuant to the Management Agreement, from and after the date hereof until the earlier of the Closing, or the Second Closing Date in respect of the NY Subsidiary, or the termination of this Agreement pursuant to Section 10, the Seller shall cause each of the Company and the NY Subsidiary to:

         (a) conduct its business substantially as presently operated and only in the ordinary course consistent with past practice;

         (b) not enter into any transaction other than in the ordinary course of business, or any transaction which is not at arms-length with unaffiliated third Persons;

         (c) not dispose of any material assets, except sales of inventories or other assets in the ordinary course of business;

         (d) use commercially reasonable efforts to (i) maintain its business, assets, relations with present employees, customers and suppliers, licenses and operations as an ongoing business and preserve its goodwill, in accordance with past custom and practice and (ii) to satisfy each of the applicable closing conditions set forth in Section 8 hereof;

         (e) not issue or sell any shares of any capital stock or issue or sell any securities convertible into, exercisable or exchangeable for or options or warrants to purchase or rights to subscribe for, any shares of any of its capital stock, or enter into any agreement, contract or other commitment to do any of the foregoing;

         (f) except for intercompany payments in the ordinary course of business, not declare or pay a distribution on its capital stock (other than payable in cash prior to Closing or in connection with a dividend of the NY Shares from the Company to the Seller so that the Seller may sell and deliver the NY Shares to the Purchaser in accordance with the terms of this Agreement), not change the number of authorized shares of its capital stock or reclassify, combine, split, subdivide or redeem or otherwise repurchase any of its capital stock, or issue, deliver, pledge or encumber any additional capital stock or other securities equivalent to or exchangeable for capital stock or enter into any Contract to do any of the foregoing;

         (g) not take any action or omit to take any commercially reasonable action which would result in the representations and warranties contained in this Agreement and the Related Documents being untrue on the Closing Date other than such action as shall have been previously agreed to in writing by the parties hereto; and

         (h) delay or postpone the payment of accounts payable and other obligations and liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice.

         7.3. EFFORTS TO CONSUMMATE.

         Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws, in order to consummate the transactions contemplated hereby. The Purchaser shall use commercially reasonable efforts to cause the Financing to be obtained on or prior to Closing.

         7.4. NEGOTIATION WITH OTHERS.

         From and after the date hereof until the earlier of the Closing or the Second Closing Date, as applicable, or the termination of this Agreement pursuant to Section 10, the Seller and the Company and the NY Subsidiary shall not, and each shall cause its officers, directors, Affiliates, representatives and agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal, (ii) continue, initiate or engage in negotiations or discussions relating to an Acquisition Proposal with, or disclose or provide any non-public information or Confidential or Proprietary Information (other than in the ordinary course of business or otherwise required by Law, Order or similar compulsion) relating to the Company or the NY Subsidiary or any Person other than the parties hereto and their respective representatives or (iii) enter into any written or oral agreement or understanding with any Person (other than the Purchaser) regarding an Acquisition Proposal. If the Seller or the Company or the NY Subsidiary receives any bona fide unsolicited offer or proposal to enter into negotiations relating to any Acquisition Proposal, such party shall promptly notify the Purchaser of such offer or proposal and the general economic terms of such offer or proposal and shall furnish a copy of any written offer or proposal thereto.

         7.5. NOTICE OF PROSPECTIVE BREACH.

         Each party shall immediately notify the other parties in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such party that is contained in this Agreement or any Related Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time.

         7.6. PUBLIC ANNOUNCEMENTS.

         Each party agrees that, except (i) as otherwise required by Law and
(ii) for disclosure to its respective directors, officers, employees, financial advisors, potential financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, it will not issue any reports, statements or releases, in each case pertaining to this Agreement or any Related Document to which it is a party or the transactions contemplated hereby or thereby, without the prior written consent of the Seller and the Purchaser, which consent shall not unreasonably be withheld or delayed; provided, however, that after reasonable prior notice to the Purchaser, Seller or Seller's parent may make a public announcement concerning the execution and delivery by each party of this Agreement.

         7.7. COOPERATION REGARDING TAX FILINGS; SECTION 338(h)(10) ELECTION.

         The Seller and the Purchaser shall join in making a timely election under Section 338(h)(10) of the Code (the "Section 338(h)(10) Elections") with respect to the purchase of both the Shares and the NY Shares pursuant to this Agreement and shall make similar elections under state and local law to the fullest extent possible. The Purchaser will be responsible for preparing and filing all documents and materials necessary in connection with making the
Section 338(h)(10) Elections and any similar elections under state and local law. The Seller and the Purchaser agree to cooperate with each other in connection therewith (including, without limitation, signing and returning any appropriate documents sent to such party for its signature in connection therewith within 15 days of its receipt of such documents). The Purchaser and the Seller agree that for purposes of the Section 338(h)(10) Elections, the assets of the Company, the

NY Subsidiary and their Subsidiaries will be valued as mutually agreed by the Purchaser and the Seller prior to the Closing and that the aggregate deemed sale price will be determined in accordance with the regulations promulgated under Code ss. 338. The Purchaser and the Seller will file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections and the valuation of the assets determined as provided above. The parties hereto agree that all Taxes attributable to the Section 338(h)(10) Elections are Covered Taxes.

         7.8. [Omitted].

         7.9. NON-COMPETE; NON-SOLICITATION.

         (a) During the Non-Compete Period, the Seller shall and shall cause its Affiliates not to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the Business or any product of the Business as such Business is conducted immediately prior to the Closing Date; provided, however, that the Seller or any of its Affiliates may own up to 5% of any class of securities of any enterprise if such securities are listed on any national securities exchange in the United States or the NASDAQ system.


         (b) During the Non-Compete Period, neither the Seller nor the Purchaser shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the other or any Affiliate of the other to leave the employ of the other or such Affiliate or in any way interfere with the relationship between the other or any such Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the other until six months after such individual's employment relationship with the other or any Affiliate of the other has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the other or any Affiliate to cease doing business with the other or such Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the other or any Affiliate, on the other hand.

         (c) If, at the time of enforcement of this Section 7.9, a court holds that the restriction stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 7.9. Therefore, in the event of a breach or threatened breach of this Section 7.9, each of the Purchaser or the Seller or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 7.9 (without posting a bond or other security).

         7.10. EMPLOYEE PLANS.

         The Purchaser and the Seller agree as follows with respect to the Company Employee Plans:

         (a) 401(k) Plan

                  (i) PGA sponsors the Personnel Group of America, Inc. 401(k) Plan (the "PGA 401(k) Plan"). The Company and its subsidiaries are affiliated companies that participate in the PGA 401(k) Plan. The Seller will cause PGA to provide for the withdrawal of the Company and its subsidiaries from the PGA 401(k) Plan immediately prior to Closing, except for the NY Subsidiary as to which the Seller will cause such withdrawal upon the Second Closing Date. Such withdrawal will provide that benefits will not accrue under the PGA 401(k) Plan to the eligible employees of the Company, the NY Subsidiary and their Subsidiaries after such withdrawal

                  (ii) The Purchaser agrees that it will adopt or cause the Company and its Subsidiaries to adopt a 401(k) plan (the "Company 401(k) Plan") as soon as reasonably practicable following the Closing and that the employees of the Company and its subsidiaries will be entitled to credit for service with the Company or its subsidiaries prior to Closing for the purpose of satisfying any eligibility service requirement and any vesting service requirement under the Company 401(k) Plan.

                  (iii) The Seller will cause PGA to amend the PGA 401(k) Plan to allow for the distribution of the account balances of all current employees of the Company who are participants in the PGA 401(k) Plan in accordance with the provisions of Code Section 401(k)(10)(A)(iii). Such distribution from the PGA 401K Plan will occur as soon as reasonably practicable after the Closing. The Seller will cause PGA to do the same with respect to the NY Subsidiary following the Second Closing Date.

         (b) Non-Qualified Profit Sharing Plan

                  (i) PGA maintains the Personnel Group of America, Inc. Non-Qualified Profit Sharing Plan (the "PGA Non-Qualified Plan"). The Company and its subsidiaries are affiliated companies that participate in the PGA Non-Qualified Plan. The Seller will cause PGA to provide for the withdrawal of the Company and its subsidiaries from the PGA Non-Qualified Plan immediately prior to Closing. Such withdrawal will provide that benefits will not accrue under the PGA Non-Qualified Plan to the eligible employees of the Company and its subsidiaries after such withdrawal.

                  (ii) The Purchaser agrees that it will adopt or cause the Company and its subsidiaries to adopt a non-qualified profit sharing plan that is not less favorable in its entirety to the employees of the Company and its subsidiaries than the

         PGA Non-Qualified Plan as soon as reasonably practicable following the Closing and that the eligible employees of the Company and its Subsidiaries will be entitled to credit for service with the Company and its subsidiaries prior to the Closing for the purpose of satisfying any eligibility service requirement and any vesting service requirement under such plan. The non-qualified profit sharing plan established by the Purchaser pursuant to this Section 7.11(b)(ii) will assume all of the PGA Non-Qualified Plan's liability to pay benefits to eligible employees of the Company and its subsidiaries. The Seller represents that as of September 28, 1997, the liability to be assumed by the Purchaser, which has been accrued on the Company's books, is $217,745.

                  (c) Company Plans. For a period of one year after the Effective Time, the Purchaser shall, or shall cause each of the Company and its Subsidiaries to, provide its employees with benefits that in the aggregate are substantially equivalent to, or no less favorable than, those provided under the Company Employee Plans (other than any stock option plans) as in effect on the date hereof.

         7.11. CHANGE OF CONTROL AGREEMENTS.

         On the Closing Date, the Seller shall assign its rights in the Change of Control Agreements to the Purchaser and, except as provided below, the Purchaser shall assume the Liabilities and obligations of the Seller thereunder that arise by virtue of events occurring subsequent to the Closing Date. The Seller shall remain liable for the payments under the Change of Control Agreements that are payable upon the date of, and 90 days after, a "Change of Control" as defined in such Agreements. The Purchaser and Seller hereby acknowledges that upon the consummation of the transactions contemplated hereby that a "Change of Control" shall be deemed to have occurred under each of the Change of Control Agreements.

         7.12. FILINGS.

         The Purchaser and the Seller will make or cause to be made all such filings and submissions under applicable law and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the Hart-Scott-Rodino Act. The Purchaser and the Seller will cooperate and coordinate with one another in connection with any such filings or submissions.

         SECTION 8. CLOSING CONDITIONS.

         8.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS.

         The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction prior to the Closing Date (and with respect to the NY Subsidiary, the Second Closing Date) of the following conditions unless waived (to the extent such conditions can be waived) by the Company, the Seller, the NY Subsidiary or Purchaser, as applicable:

         (a) Approvals. The authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods of any Governmental Entity required to consummate the transaction contemplated hereby shall have been obtained or made.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court or Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         (c) Actions and Statutes. No action, suit or proceeding shall have been taken or threatened, and no statute, rule, regulation or Order shall have been enacted, promulgated or issued with respect to the transactions contemplated by this Agreement or the Related Documents by any Governmental Entity that would
(i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

         8.2. CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

         The obligations of the Purchaser under this Agreement are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Purchaser:

         (a) Accuracy of Representations and Warranties. All representations and warranties made by the Seller in this Agreement and the Related Documents shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date and the Purchaser shall have received a certificate to that effect signed by the Seller.

         (b) Performance of Obligations of the Company and the Seller. The Company, the NY Subsidiary and the Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Related Documents as of the Closing Date (except for the covenants set forth in Section 1.3, which shall have been performed in their entirety), and the Purchaser shall have received a certificate to that effect signed by the Seller.

         (c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Company and the Seller and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the requisite shareholder approvals, shall have been duly and validly taken by the Company and the Seller, and the Company and the Seller shall have the full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

         (d) Opinion of the Seller's Counsel. The Purchaser shall have received opinions of counsel for the Seller (including an opinion from State of Texas counsel), dated the Closing Date (and with respect to the NY Subsidiary, the Second Closing Date), in form and substance reasonably satisfactory to the Purchaser.

         (e) Consents and Approvals. The Purchaser shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Company and the Seller of this Agreement and each of the Related Documents to which any of them may be parties, the consummation of the transactions contemplated hereby and thereby, and the continued conduct of the Business as previously conducted (including any material consent identified on Schedule 5.3), in form and substance reasonably satisfactory to the Purchaser and its counsel.

         (f) Franchisee/Licensee Permits. Seller shall have delivered evidence reasonably satisfactory to the Purchaser that each of the Company's Franchisees and Licensees has all Permits necessary for the operation of its "Nursefinders" business.

         (g) Financing. The Purchaser shall have obtained, on terms and conditions reasonably satisfactory to the Purchaser, debt financing of not less than $50,000,000 to consummate the transactions contemplated hereby.

         (h) Absence of Material Adverse Change. Since the Latest Balance Sheet Date, there shall have been no Material Adverse Change in the Business.

         (i) Related Documents. Each of the following documents (each, a "Related Document," and collectively, the "Related Documents") shall have been executed and delivered by the parties thereto other than the Purchaser and the transactions contemplated thereby to be completed at or prior to the Closing substantially consummated or effected, as the case may be, in accordance with the terms thereof:

                  (1) Employment Agreements. Each of Richard L. Peranton and Neal Ostman shall have executed and delivered to the Purchaser employment agreements with the Company substantially in the forms of Exhibit A hereto (the "Employment Agreements");

                  (2) Subscription Agreement. Each member of the Key Management Personnel and Purchaser shall have executed and delivered a subscription agreement substantially in the form attached as Exhibit B hereto (the "Subscription Agreement") pursuant to which the Key Management Personnel shall invest in the aggregate not less than $250,000 in cash in the Purchaser at the same per share price as Atlantic Medical Capital, L.P. and CIBC Wood Gundy Ventures, Inc. pursuant to such Subscription Agreement; and

         (j) Seller Certificates. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate of the Secretary of the Seller, dated as of the Closing Date, certifying (x) that true and complete copies of the Company's Charter and the Company's By-laws as in effect on the Closing Date are attached thereto, (y) as to the incumbency and genuineness of the signatures of each officer of such Person executing this Agreement and the Related Documents on behalf of such Person; and (z) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Company authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (same shall be provided with respect to the NY Subsidiary in connection with the Second Closing
         Date);

                  (ii) certificates dated within 15 days of the Closing Date of the secretaries of state of the states in which the Company is organized and qualified to do business dated as of the Closing Date, certifying as to the good standing of the Company (same shall be provided with respect to the NY Subsidiary in connection with the Second Closing Date); and

                  (iii) a certificate signed by the Seller, dated as of the Closing Date, and certifying as of such date to (A) the accuracy in all material respects of the representations and warranties of the Seller contained herein, as contemplated by Section 8.2(a) hereof, and (B) the performance in all material respects of the covenants of the Company and the Seller contained herein, as contemplated in Section 8.2(b) hereof (same shall be provided with respect to the NY Subsidiary in connection with the Second Closing Date).

         (k) NY Subsidiary Management Agreement. The NY Subsidiary and the Company shall have entered a management agreement (the "Management Agreement") in form and substance reasonably acceptable to the parties and in accordance with applicable rules and regulations of the State of New York.

         (l) NY Subsidiary. The Purchaser shall not be obligated to purchase the NY Shares if the Second Closing Date does not occur on or before one year from the date hereof (as such date may be extended pursuant to Section 1.1). If the Second Closing Date does not occur on or before such time, the Purchaser shall be entitled to the return of the NY Purchase Price from the Escrow Agent and the Seller shall be entitled to the return of the NY Shares from the Escrow Agent and neither the Purchaser nor the Seller shall have any further obligations hereunder with respect to the NY Subsidiary (except with respect to any breach of this Agreement).

         8.3. CONDITIONS TO OBLIGATIONS OF THE SELLER.

         The obligations of the Seller under this Agreement are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller:

         (a) Accuracy of Representations and Warranties. All representations and warranties made by the Purchaser in this Agreement and the Related Documents shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date with the same effect as if such warranties and representations had been made as of the Closing Date, and the Company and the Seller shall have received a certificate to that effect signed by the Purchaser and by a principal executive officer of the Purchaser.

         (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Related Documents prior to or as of the Closing Date and the Company and the Seller shall have received a certificate to that effect signed by the Purchaser and by a principal executive officer of the Purchaser.

         (c) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Purchaser and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the requisite shareholder approvals, shall have been duly and validly taken and the Purchaser shall have full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein and therein.

         (d) Related Documents. Each of the Related Documents shall have been executed and/or delivered by the parties thereto other than the Seller and the transactions contemplated thereby to be completed at or prior to the Closing shall have been substantially consummated or effected, as the case may be, in accordance with the terms thereof.

         (e) Purchaser Certificates. Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

                  (i) a certificate of the secretary of Purchaser, dated as of the Closing Date, certifying (i) that true and complete copies of Purchaser's Charter and Purchaser's By-laws as in effect on the Closing Date are attached thereto, (ii) as to the incumbency and genuineness of the signatures of each officer of such Person executing this Agreement and the Related Documents on behalf of Purchaser; and (iii) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby;

                  (ii) certificates dated within fifteen days of the Closing Date of the secretaries of state of the states in which Purchaser is organized or qualified to do business dated as of the Closing Date, certifying as to the good standing of Purchaser; and

                  (iii) a certificate signed by a principal executive officer of Purchaser dated as of the Closing Date, and certifying as to (A) the accuracy of the representations and warranties of the Purchaser contained herein, as contemplated by Section 8.3(a) hereof and (B) the performance of the covenants of the Purchaser contained herein, as contemplated in Section 8.3(b) hereof.

         (f) Opinion of the Purchaser's Counsel. The receipt by Seller of an opinion of counsel to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Seller.

         SECTION 9. INDEMNIFICATION.

         9.1. INDEMNIFICATION GENERALLY; ETC.

         (a) Subject to the further terms of this Section 9, the Seller agrees to indemnify the Purchaser Indemnified Persons for, and hold them harmless from and against, any and all Purchaser Losses arising from or in connection with any of the following:

                  (i) the inaccuracy or breach of any representation or warranty of the Seller contained herein or in any certificate delivered by the Seller relating thereto delivered in connection herewith; and

                  (ii) the breach of any agreement or covenant of the Seller or Company contained in this Agreement.

         (b) Subject to the further terms of this Section 9, the Purchaser agrees to indemnify the Seller Indemnified Persons for, and hold them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

                  (i) the inaccuracy or breach of any representation or warranty of Purchaser contained herein or any certificate delivered by the Purchaser in connection herewith at or before the Closing (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

                  (ii) the breach of any agreement or covenant of the Purchaser contained in this Agreement; and

                  (iii) Liabilities of the Company (except for any such Liabilities for which the Purchaser is entitled to indemnification hereunder).

         9.2. ASSERTION OF CLAIMS.

         No claim shall be brought for a breach of a representation or warranty under Section 9.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (b) written notice pursuant to Section 9.3 of any Third Party Claim (as hereinafter defined), the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 9.1.

         9.3. NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

         The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

         (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

         (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that such Third Party Claim is properly subject to their indemnification obligations hereunder, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons or (iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion.

         (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of Section 9.3(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgment referred to in Section 9.3(b), or are otherwise restricted from so assuming by the proviso to the first sentence of
Section 9.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense. If the defense of a Third Party Claim is assumed by the Indemnified Persons pursuant to clause (i) or (ii) of the proviso of Section 9.3(b), the Indemnified Persons shall not be entitled to settle such Third Party Claim without the prior written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

         (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, (i) the Indemnified Persons shall be entitled to participate in such defense with their own counsel at their own expense and (ii) the Indemnifying Persons shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

         9.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (a) Subject to the further provisions of this Section 9.4, the representations and warranties contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing until the date 18 months after the Closing Date; provided, however, that
(i) the representations and warranties contained in Sections 4.1, 4.2(a) and
(b), the first sentence of Section 5.1, the first two sentences in Section 5.2, 5.4, 6.1, 6.2 and 6.3 shall survive indefinitely; (ii) the representations and warranties contained in Sections 5.9 and 5.18 shall survive the Closing Date until the expiration of the respective statutes of limitations for Third Party Claims applicable to the matters covered thereby; (iii) the representations and warranties contained in Section 5.21 shall survive the Closing Date until the third anniversary of the Closing Date; and (iv) the representations and warranties contained in Sections 5.19, 5.20, 5.31 and 5.32 shall survive the Closing Date until the fifth anniversary thereof. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated by their terms. For convenience of reference, the date upon which any representation or warranty and covenants contained herein shall terminate, if any, is referred to herein as the "Survival Date".

         (b) From and after the Closing, the Seller shall have no recourse against the Company for any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement.

         9.5. LIMITATIONS ON INDEMNIFICATION.

         (a) Indemnity Baskets for the Seller. The Purchaser Indemnified Persons shall not have the right to be indemnified for breaches of representations and warranties pursuant to Section 9.1(a)(i) unless and until the Purchaser Indemnified Persons shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $850,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $850,000; provided, however, that in no event shall the limitations set forth in this Section 9.5(a) apply with respect to the representations and warranties set forth in Sections 4.1, 4.2(a) and (b), the first sentence of Section 5.1, the first two sentences in
Section 5.2, 5.4, 5.9, 5.31, and any claim arising under the

Fraud and Abuse Laws that is the type of claim that would be reasonably likely to affect the enterprise value of the Business.

         (b) Indemnity Limitations for the Seller. Except as provided herein, the sum of all Losses pursuant to which indemnification is payable by the Seller pursuant to Section 9.1(a)(i) shall not exceed $13,050,000; provided, however,
(i) Losses pursuant to which indemnification is payable by the Seller pursuant to Section 9.1(a)(i) in connection with any breach of Sections 5.19, 5.20, 5.31 and 5.32 shall not exceed the sum of such amount plus an additional $9,450,000, and (ii) that in no event shall the limitations set forth in this Section 9.5(b) apply with respect to the representations and warranties set forth in Sections 4.1, 4.2(a) and (b), the first sentence of Section 5.1, the first two sentences of Sections 5.2, 5.4 and 5.9 or with respect to any claim arising out of any alleged or actual breach of the Fraud and Abuse Laws that is the type of claim that would be reasonably likely to affect the enterprise value of the Business.

         9.6. INDEMNITY FOR BREACH OF REIMBURSEMENT ACCOUNTING REPRESENTATIONS AND WARRANTIES.

         (a) As of September 28, 1997, the Company's balance sheet reflected net Medicare reimbursement receivables for the listed fiscal years (the "Medicare Receivables") as follows: 1995 - $519,869.61; 1996 - $856,787.00; 1997 -
$1,100,000. The Seller agrees to indemnify and hold harmless the Purchaser Indemnified Persons for any amount that is paid in respect of fiscal year 1995, 1996 or 1997 (a "Medicare Repayment") by the Company to Medicare in respect of any final notice of program reimbursement from Medicare that is in excess of the amounts listed above for each such fiscal year, giving the Seller credit for any Medicare Receivables collected by the Company or offset by Medicare in respect of any such fiscal year between September 28, 1997 and the date of such Medicare Repayment.

                  (i) Example: If after September 28, 1997 and prior to the final notice of program reimbursement with respect to 1995, the Company collects $300,000 of the 1995 Medicare Receivable, and in the final notice of program reimbursement, Medicare offsets against the remaining $220,000 Medicare Receivable and the Company must reimburse Medicare $250,000, the Seller would not be required to reimburse the Company any amount. If, however, after offsetting such remaining $220,000 Medicare Receivable, the Company is required to reimburse Medicare $400,000, the Seller would reimburse the Company the $100,000 that is in excess of the $300,000 prior collections on the 1995 Medicare Receivable.

         (b) Upon receipt by a Purchaser Indemnified Person of a notice of program reimbursement giving rise to a claim for indemnification by Purchaser Indemnified Persons and the Seller shall comply with the following:

                  (i) Any claim for indemnity in accordance with this section shall be made within 60 days from the receipt of the applicable notice of program reimbursement.

                  (ii) Upon payment in full by the Seller of the amount of indemnity sought under this Section 9.6, the Seller shall have the right, at its option and at its expense, to require the Purchaser Indemnified Persons to file and prosecute a request for hearing with the Provider Reimbursement Review board (or such other body as has jurisdiction) and thereafter to the Health Care Financing Administrator and to Federal court with respect to the cost report which gave rise to the notice of program reimbursement which in turn gave rise to the claim for indemnity. The Seller shall have the right to choose counsel and a consultant in each case reasonably acceptable to the Purchaser Indemnified Persons for the prosecution of such claim except that if the Purchaser Indemnified Persons are pursuing an appeal for the same cost report but in respect of issues for which no indemnity was sought, then the Purchaser Indemnified Person shall have the exclusive right to engage counsel and manage the prosecution of the reimbursement appeal. In that event, the Seller, if it has honored the claim for indemnity, shall have the right to instruct the Purchaser Indemnified Person to include in such appeal the issues that gave rise to the claim for indemnity, and the Seller shall then be obligated to pay a share of the legal fees and other expenses associated with the costs of such appeal, reflective of the proportionate effort required to pursue the issues directed by the Seller. To the extent that the appeal is ultimately successful on the issues directed by the Seller, the Seller shall be entitled to recover amounts previously paid to the Purchaser Indemnified Persons as indemnity in respect of such issues.

         (c) The Seller's obligations under this Section 9.6 shall survive until the fifth anniversary of the Closing Date.

         9.7. RESPONSIBILITY FOR TAXES AND RETURNS

         (a) Covered Taxes shall be the sole responsibility of Seller. For purposes of Section 9.7, (i) the term "Company" shall include both Nursefinders, Inc. and the NY Subsidiary, and (ii) the term "Closing Date," in addition to its normal meaning under this Agreement, shall mean, with respect to the NY Subsidiary, the Second Closing Date as defined in Section 1.1. If any tax authority seeks to collect a Covered Tax from the Company or Purchaser, Seller shall indemnify and hold harmless such Person from which such Covered Tax is sought to be collected from any liability in respect of such Covered Tax incurred in connection therewith, including in connection with any Tax Proceeding (as defined in Section 9.9(a)) relating to such Covered Tax.

         (b) The extent to which Taxes of the Company for a taxable period that includes but does not end on the close of business on the Closing Date are treated as Taxes for the period ending on the close of business on the Closing Date shall be determined as follows: (i) Taxes measured in whole or in part by net or gross income and Taxes relating to specific transactions shall be apportioned on the basis of a closing of the books of the entity liable for such Tax at the close of business on the Closing Date; and (ii) all other Taxes shall be prorated according to the ratio of the number of days in such taxable period prior to and including the Closing Date to the number of days in such taxable period. If Seller and Purchaser are unable to resolve any dispute regarding the application of the principles of this Section 9.7(b) or 9.7(e), the matter shall be referred for determination as promptly as possible to an accounting firm, which shall meet the requirements for the Accounting Firm as set forth in Section 3.1(c), whose determination shall be binding on the parties in the absence of fraud.

         (c) For purposes of Federal income taxes, the Company shall close its books as of the close of business on the Closing Date. All items of income, deduction or credit for the period ending on the Closing Date (including the items resulting from the deemed sale referred to in Section 7.7) shall be reported by Seller on its consolidated Federal income tax return for its taxable year ended December 28, 1997. All such items for the period beginning on the day after the Closing Date shall be reported on the consolidated Federal income tax return of the affiliated group that includes the Purchaser.

         (d) For purposes of any state or local income tax with respect to which it is required or permitted to do so, the Company shall close its books in a manner comparable to that described in Section 9.7(c) above.

         (e) With respect to a return of the Company that is due after the Closing Date that includes a Covered Tax, not less than thirty (30) days before the due date of such return, Purchaser shall furnish Seller a copy of the return and a statement of the amount of such Covered Tax. Such returns shall be prepared consistently with the prior returns of the Company to the extent permitted by law. If Seller agrees with Purchaser's statement, Seller shall pay such amount to Purchaser not later than five (5) days before the due date of the return. If Seller does not agree with Purchaser's statement, Seller shall give
(i) notice to Purchaser not later than ten (10) days before the due date of the return of the specific reason or reasons Seller does not so agree and (ii) a statement of the amount of Tax that in Seller's opinion is a Covered Tax. In such case, Seller and Purchaser promptly shall confer and attempt to resolve the disagreement, and, not later than five (5) days before the due date of the return, Seller shall pay to Purchaser any portion of the amount set forth in Purchaser's statement with which Seller agrees. Nothing in this Section 9.7(e) shall relieve Seller of responsibility for a Covered Tax because Seller has disagreed with Purchaser's statement, and any amount that ultimately is determined to be a Covered Tax pursuant to the preceding provisions of Section 9.7(b) and/or (e) but initially was paid by Purchaser or Company shall bear interest at the rates in effect from time to time under Section 6621(a)(1) of the Code from the date the amount actually was paid by Purchaser or the Company until the date that Seller pays Purchaser for such Covered Tax.

         9.8. AMENDED RETURNS; CERTAIN TAX REFUNDS

         (a) For purposes of Section 9.8, (i) the term "Company" shall include both Nursefinders, Inc. and the NY Subsidiary, and (ii) the term "Closing Date," in addition to its normal meaning under this Agreement, shall mean, with respect to the NY Subsidiary, the Second Closing Date as defined in Section 1.1. After the Closing, except as provided in the following sentence, Seller shall not file any claim for refund or credit, or an amended return claiming a refund or credit, of Tax paid by the Company. The preceding sentence shall not restrict Seller from (i) filing a claim for refund or credit, or filing an amended return claiming a refund or credit, of an income tax paid with respect to a consolidated, combined or unitary tax return of Seller, notwithstanding the fact that the Company is included in such a return, or (ii) filing with any state or local taxing authority a report required by law or federal changes.

         (b) If Seller has complied with the provisions of Section 9.8(a) and, as a result of an audit of a Tax return of the Company for a taxable period ending on or prior to the close of business on the Closing Date or a filing of a report of federal changes for such period, the Company receives a refund of Tax paid by it for such period, Purchaser shall pay to Seller, as an increase of the Purchase Price, an amount equal to the amount of such refund (including any interest received with respect to such refund) minus all Taxes payable by the Company or any consolidated, combined or unitary group that includes the Company as a result of such refund. If the amount of such refund subsequently is adjusted by a taxing authority, Seller shall pay to Purchaser, or Purchaser shall return to Seller, as an adjustment of the Purchase Price, an amount necessary to reflect such adjustment.

         (c) If the Company recognizes a loss or becomes entitled to a credit with respect to a period beginning after the Closing Date that is carried back to a taxable year during which such Company was included in a consolidated, combined or unitary tax return of Seller or one or more affiliates of Seller, Seller will pay to Purchaser, as a reduction of the Purchase Price, an amount equal to the amount of Tax refund or reduction of Tax otherwise payable obtained by Seller or such affiliate as a result of such carryback, minus all Taxes payable by Seller or such affiliate as a result of such refund or reduction. If the amount of such refund or reduction subsequently is adjusted by a taxing authority, Seller shall pay to Purchaser, or Purchaser shall return to Seller, as an adjustment of the Purchase Price, an amount necessary to reflect such adjustment.

         (d) Seller shall not be required to indemnify Purchaser with respect to any Tax shown due on an amended return filed after the Closing Date by Purchaser or Company unless such amended return is required by law.

         9.9. TAX PROCEEDINGS

         (a) For purposes of Section 9.9, (i) the term "Company" shall include both Nursefinders, Inc. and the NY Subsidiary, and (ii) the term "Closing Date," in addition to its normal meaning under this Agreement, shall mean, with respect to the NY Subsidiary, the Second Closing Date as defined in Section 1.1. In the case of any audit, examination or other Proceeding ("Tax Proceeding") with respect to Taxes for which the Seller, on the one hand, or the Purchaser, on the other hand, is responsible under the terms of this Agreement, the Purchaser or the Seller, as the case may be, shall promptly inform the other party in writing of such Tax Proceeding. The Seller shall have the rights to control any such Tax Proceedings with respect to Covered Taxes, and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate with respect to Covered Taxes, provided, however, that the Seller shall consult with the Purchaser with respect to any such claims, filings, amended returns or Tax Proceedings that may affect the Purchaser for the taxable periods ending after the Closing Date; provided, further, that the Seller shall not file any such claims, amended returns or enter into any final settlement or closing agreement that may materially increase Taxes of the Purchaser for which it is responsible under the terms of this Agreement without the consent of the Purchaser, which consent shall not be unreasonably withheld. Except as provided in the preceding sentence with respect to Covered Taxes, the Purchaser shall have the right to control any Tax Proceedings, and to initiate any claim for a refund, file any amended return or take any other action which it deems appropriate with respect to Taxes for taxable periods ending after the Closing Date, provided, however, that the Purchaser shall consult with the Seller with respect to any Tax Proceeding that may affect the Seller's liability for Covered Taxes; provided, further, that the Purchaser shall not enter into any final settlement or closing agreement that may materially increase Taxes of the Seller without the consent of the Seller, which consent shall not be unreasonably withheld.


         (b) Each of Purchaser and Seller will afford the other and its attorneys and agents reasonable access to all documents and other materials pertaining to such claim the defense thereof. Neither Purchaser nor Seller shall be required to disclose to the other a consolidated, combined or unitary tax return including a corporation other than the Company, but if information with respect to the Company contained in such a return is relevant to a Tax Proceeding, such information shall be furnished as a pro forma separate return of the Company.

         9.10. MISCELLANEOUS TAX MATTERS

         (a) For purposes of Section 9.10, (i) the term "Company" shall include both Nursefinders, Inc. and the NY Subsidiary, and (ii) the term "Closing Date," in addition to its normal meaning under this Agreement, shall mean, with respect to the NY Subsidiary, the Second Closing Date as defined in Section 1.1. The affiliated group of which Seller is a member has not elected or applied for permission, and shall not elect or apply for permission, to discontinue filing consolidated federal income tax returns effective on or prior to the Closing Date.

         (b) After the Closing Date, Purchaser shall cause the Company to elect, where permitted by law, to carry forward any net operating loss or other item arising after the Closing Date that would, absent such election, be carried back to a taxable period of the Company ending on or before the Closing Date in which the Company was included in a consolidated, combined or unitary tax return of Seller or an affiliate of Seller.

         SECTION 10. TERMINATION; EFFECT OF TERMINATION.

         10.1. TERMINATION.

         This Agreement may be terminated at any time prior to the Closing by:

         (a) the mutual written consent of the Purchaser and the Seller; or

         (b) the Purchaser, if there has been a material breach by the Seller of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by the Seller within 10 days after notice thereof; or

         (c) the Seller, if there has been material breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement which is not cured by the Purchaser within 10 days after notice thereof; or

         (d) the Purchaser, if the conditions set forth in Sections 8.1 or 8.2 shall not have been satisfied or waived by December 28, 1997; or

         (e) the Seller, if the conditions set forth in Sections 8.1 or 8.3 shall not have been satisfied or waived by December 28, 1997; or

         (f) the Purchaser, or the Seller, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable;

provided, however, that neither the Seller nor the Purchaser shall be entitled to terminate this Agreement if such party's breach of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to this
Section 10.1 (other than a termination pursuant to Section 10.1(a)) shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

         10.2. EFFECT OF TERMINATION.

         In the event of the termination of this Agreement as provided in
Section 10.1, this Agreement shall be of no further force or effect, except for
Section 7.7, this Section 10.2 and Section 11, each of which shall survive the termination of this Agreement; provided, however, that the Liability of any party for any intentional, willful or knowing breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

         SECTION 11. MISCELLANEOUS PROVISIONS.

         11.1. AMENDMENT.

         This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each party, except that any party may waive any obligation owed to it by another party under this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.2. ENTIRE AGREEMENT.

         This Agreement and the other agreements and documents referenced herein (including, but not limited to, the schedules and the exhibits (in their executed form) attached hereto) and any other document or agreement contemporaneously entered into this Agreement contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto (including, but not limited to the letter, dated as of August 30, 1997, among the Seller, PGA and Atlantic Medical Management, L.L.C. (as amended from time to time, the "Exclusivity Letter").

         11.3. SEVERABILITY.

         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.4. BENEFITS OF AGREEMENT.

         All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the foregoing.

         11.5. EXPENSES.

         Except as otherwise provided in this Agreement or the Exclusivity Letter, the Purchaser, the Seller and the Company shall each bear their own expenses (with the Seller bearing the expenses of the Company), incurred in connection with this Agreement and the Related Documents.

         11.6. HEADINGS.

         Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

         11.7. NOTICES.

         All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a part as shall be specified by like notice):

         if to the Company, to:

                               Nursefinders, Inc.
                               1200 Copeland Road
                               Suite 200
                               Arlington, Texas  76011
                               Attention: Richard L. Peranton
                               Telephone No.: (817) 460-1181
                               Facsimile No.: (817) 861-8185

         with a copy to:

                               Personnel Group of America, Inc.
                               6302 Fairview Road
                               Suite 201
                               Charlotte, NC  28210
                               Attention:  Ken Bramlett
                               Telephone No.:  (704) 442-5106
                               Facsimile No.:  (704) 442-5137

                               Robinson, Bradshaw & Hinson, P.A.
                               101 North Tryon Street, Suite 1900
                               Charlotte, North Carolina 28246
                               Attention: Kent J. McCready
                               Telephone No.: (704) 377-8312
                               Facsimile No.: (704) 378-4000

         (b) if to the Seller, to:

                               PFI Corp.
                               300 Delaware Avenue, Suite 543
                               Wilmington, Delaware  19801
                               Attention:
                               Telephone No.:
                               Facsimile No.:

         with a copy to:

                               Personnel Group of America, Inc.
                               6302 Fairview Road
                               Suite 201
                               Charlotte, NC  28210
                               Attention:  Ken Bramlett
                               Telephone No.:  (704) 442-5106
                               Facsimile No.:  (704) 442-5137


                               Robinson, Bradshaw & Hinson, P.A.
                               101 North Tryon Street, Suite 1900
                               Charlotte, North Carolina 28246
                               Attention: Kent J. McCready
                               Telephone No.: (704) 377-8312
                               Facsimile No.: (704) 378-4000

         (c) if to the Purchaser, to:

                               Atlantic Medical Management, L.L.C.
                               Attention:  J. Andrew Cowherd
                               Telephone No.:  (212) 307-3580
                               Facsimile No.:  (212)

         with a copy to:

                               O'Sullivan Graev & Karabell, LLP
                               30 Rockefeller Plaza
                               New York, New York  10112
                               Attention: John J. Suydam, Esq.
                               Telephone No.:  (212) 480-2400
                               Facsimile No.:  (212) 408-2420.


All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the third Business Day following such mailing.

         11.8. COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

         11.9. GOVERNING LAW.

         THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY RELATED DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATES OF NEW YORK, DELAWARE OR NORTH CAROLINA OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, ANY DISTRICT IN DELAWARE OR THE WESTERN DISTRICT OF NORTH CAROLINA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF OR HIMSELF AND IN RESPECT OF ITS OR HIS PROPERTY AND ASSETS, GENERALLY AND UNCONDITIONALLY THE JURISDICTION OF THE AFORESAID COURTS.

         11.10. INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.11 INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.

         All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.

         11.12 INTERPRETATION; CONSTRUCTION.

         The term "Agreement" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. In this Agreement, the term "Best Knowledge" of any Person means (i) the actual knowledge of such Person and (ii) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person who could reasonably be expected to have actual knowledge of the matters in question. When used in the case of the Seller, the term "Best Knowledge" shall include the Best Knowledge of Edward Drudge, James Hunt, Ken Bramlett, Richard Peranton or Neal Ostman. The use in this Agreement of the term "including" means "including, without limitation." The words "herein", "hereof", "hereunder", "hereby", "hereto", "hereinafter", and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

         11.13. REMEDIES.

         The parties shall each have and retain all rights and remedies existing in their favor under this Agreement, at law or equity, including rights to bring actions for specific performance and injunctive and other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent a breach or any violation of this Agreement. All such rights and remedies shall, to the extent permitted by applicable Law, be cumulative.

         11.14. WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

                                    The Purchaser:

                                    NURSEFINDERS ACQUISITION CORP.



                                    By: /s/ J. Andrew Cowherd
                                        ----------------------------------
                                        Name:   J. Andrew Cowherd
                                        Title:  President


                                    The Company:

                                    NURSEFINDERS, INC.



                                    By: /s/ Ken R. Bramlett, Jr.
                                        ----------------------------------
                                        Name:   Ken R. Bramlett, Jr.
                                        Title:  Vice President


                                    The Seller:

                                    PFI CORP.



                                    By: /s/ Ken R. Bramlett, Jr.
                                        ----------------------------------
                                        Name:   Ken R. Bramlett, Jr.
                                        Title:  Vice President

By signing below, Personnel Group of America, Inc., a Delaware corporation, guarantees the performance by PFI Corp. of its obligations under this Stock Purchase Agreement.

                                    PERSONNEL GROUP OF AMERICA, INC.



                                    By: /s/ Ken R. Bramlett, Jr.
                                        ----------------------------------
                                        Name:   Ken R. Bramlett, Jr.
                                        Title:  Senior Vice President

                                                                         ANNEX I

                                   DEFINITIONS

         "Accounting Firm" has the meaning set forth in Section 3.1.(c).

         "Acquisition Proposal" means any offer, proposal or indication of interest in (i) the direct or indirect acquisition of all or any material part of the Company, (ii) a merger, consolidation or other business combination directly or indirectly involving the Company or (iii) the direct or indirect acquisition of any capital stock of the Company.

         "Agreement" has the meaning set forth in Section 11.12.

         "Affiliate" means, with respect to any Person, (i) a director, officer or shareholder of such Person, (ii) a spouse of such Person, and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

         "Audited Balance Sheet Date" has the meaning set forth in Section 5.6.(a)(i).

         "Audited Financial Statements" has the meaning set forth in Section 5.6.(a)(i).

         "Best Knowledge" has the meaning set forth in Section 11.12.(1)(ii).

         "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open. "Business" has the meaning set forth in the introductory paragraph.

         "Capital Lease" means any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person as of such date computed in accordance with GAAP.

         "CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System.

         "CHAMPUS" has the meaning set forth in Section 5.19.

         "Change of Control Agreements" shall mean, collectively, (i) the Employment Agreement, dated April 1, 1994, between Adia Services, Inc., the Seller and Richard Peranton, as amended by Amendments No. 1 and No. 2, dated November 21, 1996 and May 22, 1997, respectively, between the Seller and Richard Peranton; (ii) the Change of Control Agreement, dated

November 21, 1996, between the Seller and Neal Ostman, as amended by Amendment No. 1 thereto dated May 22, 1997; (iii) the Change of Control Agreement, dated November 21, 1996, between the Seller and Deborah Lollar, as amended by Amendment No. 1 thereto dated May 22, 1997; (iv) the Change of Control Agreement, dated November 21, 1996, between the Seller and Ed McGuiness, as amended by Amendment No. 1 thereto dated May 22, 1997; (v) the Change of Control Agreement, dated November 21, 1996, between the Seller and Pam Wendt, as amended by Amendment No. 1 thereto dated May 22, 1997.

         "Closing" has the meaning set forth in Section 2.

         "Closing Date" has the meaning set forth in Section 2.

         "Closing Payment" has the meaning set forth in Section 1.2.(b).

         "Closing Working Capital" shall mean, with respect to the Company and its Subsidiaries on a consolidated basis, the difference between (i) current assets and (ii) current liabilities as of the Closing Date, determined in accordance with GAAP, as adjusted in accordance with Schedule 2.4 and calculated in a manner consistent with the example Working Capital computation as of July 27, 1997 attached to Schedule 2.4.

         "Code" has the meaning set forth in Section 5.9(a).

         "Company" has the meaning set forth in the caption.

         "Company 401(k) Plan" has the meaning set forth in Section
7.11.(a)(ii).

         "Company's By-Laws" has the meaning set forth in Section 5.1.

         "Company's Charter" has the meaning set forth in Section 5.1.

         "Company Employee Plans" has the meaning set forth in Section 5.18.(a).

         "Confidential or Proprietary Information" means all information disclosed (i) by or on behalf of the Company or the Seller to the Purchaser, or to employees, consultants or others in a confidential relationship with any of them, or (ii) by or on behalf of the Purchaser to the Company, the Seller or to employees, consultants or others in a confidential relationship with any of them, in each case other than such information which (A) becomes generally available to the public (other than as a result of a breach of Section 7.6), (B) was known to the party to whom such information was disclosed prior to its disclosure to such party, (C) is hereafter available to the party to whom such information was disclosed on a non-confidential basis from a source (other than the party disclosing or on whose behalf such information was disclosed) which was, to the knowledge of the receiving party after due inquiry, entitled to disclose the same or (D) is required by law, governmental order or decree to be disclosed by the party to whom such information was disclosed.

         "Contract" means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, commitment, instrument, permit, concession, franchise or license.

         "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Covered Properties" has the meaning set forth in Section 5.21.(b).

         "Covered Taxes" means all Taxes of the Company and each Tax Affiliate (except as provided below with respect to the NY Subsidiary) for periods ending on or prior to the close of business on the Closing Date and all Taxes of the NY Subsidiary for periods ending on or prior to the close of business on the Second Closing Date in excess of the aggregate reserve for Taxes stated on the Final Closing Statement (as such reserve may be adjusted pursuant to the provisions of Section 3.1 whether by agreement of the parties or by the decision of the Accounting Firm).

         "Customer Contract" shall mean any Contract between the Company and another Person regarding the provision of home care services and health care personnel for supplemental staffing of health care facilities.

         "Dispute Resolution Procedure" has he meaning set forth in Section 3.1.(c).

         "Effective Time" has the meaning set forth in Section 2.

         "Employee Benefit Plan" means (i) any qualified or non-qualified Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA), including any Multiemployer Plan or Multiple Employer Plan, (ii) any Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), or (iii) any employee benefit, fringe benefit, compensation, severance, incentive, bonus, profit-sharing, stock option, stock purchase or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

         "Employment Agreements" has the meaning set forth in Section
8.2.(h)(1).

         "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, servitudes, options, rights of first refusal, community property interests, equitable interests, restrictions of any kind and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

         "Environmental, Health and Safety Laws" means all Laws, Permits, Orders and Contracts and all common law relating to or addressing pollution or protection of the environment, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

         "ERISA Affiliate" means, with respect to any Person, any other Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c), or 414(m) or 414(o) of the Code.

         "Estimated Working Capital Statement" means a statement containing the Company's reasonable, good faith estimate of the Closing Working Capital.

         "Exchange Proceeds" has the meaning set forth in Section 7.9.

         "Exclusivity Letter" has the meaning set forth in Section 7.5 and 11.2.

         "Expense Losses" means any and all Losses sustained, suffered or incurred by any Purchaser arising from or in connection with the Company's or Seller's breach of Section 9.6.

         "Federal Health Care Program" has the meaning set forth in Section
5.20.

         "Final Closing Statement" has the meaning set forth in Section 3.1.(c).

         "Final Determination Date" has the meaning set forth in Section
3.1.(c).

         "Financial Statements" has the meaning set forth in Section
5.6.(a)(ii).

         "Franchisee" means the Company's counterparty under a Franchise Agreement.

         "Franchise Agreements" means those agreements of the Company pursuant to which, among other things, the Company franchises the use of the "Nursefinder" name and business systems for an up-front payment and royalty.

         "Fraud and Abuse Laws" means: False Claims Act, 31 U.S.C. ss. 3729; 18 U.S.C. ss. 287 (criminal provisions); Social Security Act, 42 U.S.C. ss. ss. 1320a-7, 1320a-7a, 1320a-7b, 1395nn; 18 U.S.C. ss.ss. 1347, 699, 1036, 1001,
1341, 1343, 1956, 1957, 371, 286, 1961, 641, 1345, 981, and all applicable similar state laws and regulations.

         "GAAP" has the meaning set forth in Section 3.1.(b).

         "Governmental Entity" means federal, state, local or foreign government and any court, tribunal, administrative agency, commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

         "Group Health Plan" has the meaning set forth in Section
5.18.(b)(viii).

         "Income Taxes" shall mean all Taxes based upon income, including without limitation income Taxes, franchise Taxes based upon income and any Taxes paid in lieu of (or because they are greater than) any of the foregoing.

         "Indemnified Persons" means and includes the Seller Indemnifying Persons or the Purchaser Indemnified Persons, as the case may be.

         "Indemnifying Persons" means and includes the Seller Indemnifying Persons or the Purchaser Indemnifying Persons, as the case may be.

         "Intellectual Property Rights" means all intellectual property rights, including, without limitation, patents, patent applications, trademarks, trademark applications, tradenames, servicemarks, servicemark applications, trade dress, logos and designs and the goodwill connected with the foregoing, copyrights and copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, including, without limitation, manuals, memoranda and records.

         "Key Management Personnel" means Richard L. Peranton, Neal Ostman, Deborah Lollar, Edward McGuiness and Pamela Wendt.

         "Latest Balance Sheet" has the meaning set forth in Section
5.6.(a)(ii).

         "Latest Balance Sheet Date" has the meaning set forth in Section 5.6.(a)(ii).

         "Law" means any applicable foreign, federal, state or local law, statute, treaty, rule, directive, regulation, ordinances and similar provisions having the force or effect of law or an Order of any Governmental Entity (including all Environmental, Health and Safety Laws).

         "Leased Property" has the meaning set forth in Section 5.11.(a).

         "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

         "License Agreements" means those agreements of the Company pursuant to which, among other things, the Company licenses the use of the "Nursefinder" name and business systems for an up-front payment and fee schedule.

         "Licensee" means the Company's counterparty under a License Agreement.

         "Licensed Requisite Rights" has the meaning set forth in Section 5.12.(a)(i).

         "Litigation Expense" means any out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against hereunder including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

         "Losses" means any and all losses, claims, shortages, damages, Liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees and Litigation Expenses), assessments, Taxes (including interest or penalties thereon) and insurance premium increases arising from or in connection with any such matter that is the subject of indemnification under Section 9, as reduced by (i) the amount actually recovered under insurance policies (net of deductibles and incidental expenses resulting therefrom) and (ii) tax benefits actually realized under Tax Laws in respect of such Losses, in each case net of all costs and expenses of recovering any such amount. For purposes of determining tax benefits actually realized, there shall be included tax benefits actually realized before the taxable year in which a payment for a Loss is received and tax benefits realized in the taxable year in which a payment for a Loss is received.

         "Material Adverse Change" has the meaning set forth in Section 5.8.(a).

         "Non-Compete Period" means the period ending on the third anniversary of the Closing Date.

         "Notice of Objection" has the meaning set forth in Section 3.1.(c).

         "Outstanding Debt" means the Promissory Note dated January 8, 1996 payable to Bernard C. Pecaro Charitable Remainder Unitrust and all other indebtedness of the Company for borrowed money (not including trade payables and other such liabilities incurred in the ordinary course of business).

         "Orders" means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any Governmental Entity or arbitrator.

         "Owned Requisite Rights" has the meaning set forth in Section 5.12.(a)(i).

         "Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

         "Permitted Encumbrances" means (i) Encumbrances for Taxes that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation liens arising in the ordinary course of business;
(iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent (iv) laws, ordinances and governmental regulations regulating the use of occupancy of the Leased Property or the character, dimensions or locations of the improvements thereon, provided that none of the same are or would be violated by the continued use of any portion of the Leased Property for the purposes for which it has been customarily used by or in the Business; and (v) exceptions discovered by an inspection or survey or other imperfections of title that do not make title unmarketable and are not so substantial as to impair the value of or interfere with the continued or contemplated use of any portion of the Leased Property for the purposes for which they have been used by or in the Business.

         "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

         "PGA" shall mean Personnel Group of America, Inc.

         "PGA Non-Qualified Plan" has the meaning set forth in Section 7.11.(b)(i).

         "Previously Owned Properties" has the meaning set forth in Section 5.21.(b).

         "Proceeding" means any action, suit, investigation or proceedings before any Governmental Entity or arbitrator.

         "Proposed Closing Statement" has the meaning set forth in Section 3.1.(b).

         "Purchase Price" has the meaning set forth in Section 1.2.(a).

         "Purchaser" has the meaning set forth in the caption.

         "Purchaser's By-Laws" has the meaning set forth in Section 6.1.

         "Purchaser Indemnified Persons" means and includes the Purchaser, its Affiliates, its and their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing; provided, however, that any such person or entity who was, prior to the Closing Date, an officer, director, employee, Affiliate, successor or assign of the Company or the Seller shall not in such capacity, be a Purchaser Indemnified Person with respect to a breach of this Agreement or any Related Document based on facts or circumstances occurring, or actions taken by such person or entity, at or prior to the Closing.

         "Purchaser Indemnifying Persons" means the Purchaser and its successors and assigns.

         "Purchaser Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with any such matter which is the subject of indemnification under Section 9.

         "Purchaser's Charter" has the meaning set forth in Section 6.1.

         "Related Documents" has the meaning set forth in Section 8.2.(i).

         "Restricted Territory" means any portion of the United States in which any service has heretofore been offered or promoted for sale by the Company or the Business during the three years preceding the Closing Date or with respect to which the Company or the Business has devoted substantial expense in anticipation of launching into such geographic area a portion of the Business at any time prior to the Closing Date.

         "Requisite Rights" has the meaning set forth in Section 5.12.(a)(i).

         "Section 338(h)(10) Election" has the meaning set forth in Section 7.8.

         "Securities" means "securities" as defined in Section 2(1) of the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning set forth in the caption.

         "Seller Indemnified Persons" means and includes the Seller and its successors and assigns.

         "Seller Indemnifying Persons" means and includes the Seller and its successors and assigns.

         "Seller Losses" means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter which is the subject of indemnification under Section 9.

         "Shares" has the meaning set forth in the introductory paragraph.

         "SSA" has the meaning set forth in Section 5.19.(e).

         "Standard Forms" has the meaning set forth in Section 5.13(c).

         "State Health Care Program" has the meaning set forth in Section 5.20.

         "Subscription Agreement" has the meaning set forth in Section
8.2.(h)(2).

         "Subsidiary" means any Person of which more than 50% of the total voting power is owned directly or indirectly by any other Person.

         "Survival Date" has the meaning set forth in Section 9.4.(a)(iv).

         "Tax Losses" means any and all Losses sustained, suffered or incurred by any Purchaser Indemnified Person arising from or in connection with the untruth, inaccuracy or breach of the representations and warranties of the Company and the Seller contained in Section 5.9.

         "Tax Proceeding" has the meaning set forth in Section 7.14.(c).

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Taxes" means, with respect to any Person, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (B) being a member of an affiliated, combined or consolidated group or
(C) a contractual arrangement or otherwise.

         "Third Party Claim" has the meaning set forth in Section 9.3.

         "Unaudited Financial Statements" has the meaning set forth in Section 5.6.(a)(ii).

         "Underwriters" has the meaning set forth in Section 6.5.